UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2022 (May 24, 2022)

COVETRUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38794	83-1448706
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7 Custom House Street

Portland, ME 04101

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (888) 280-2221

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	CVET	NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On May 24, 2022, Covetrus, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Corgi Bidco, Inc., a Delaware corporation (“Parent”), and Corgi Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), providing for the acquisition of the Company by Parent. Parent and Merger Sub are subsidiaries of investment funds managed by Clayton Dubilier & Rice, LLC (“CD&R”) and TPG Global, LLC (“TPG”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

The Merger Agreement provides that, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent (the “Surviving Corporation”).

A transaction committee (the “Transaction Committee”) of the board of directors of the Company (the “Board”), consisting solely of non-management independent members of the Board not affiliated with Parent, among other things, unanimously recommended that the Board approve and declare advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and the Board, acting on the Transaction Committee’s recommendation approved and declared advisable the Merger Agreement, and the transactions contemplated thereby, including the Merger, and recommended that the stockholders of the Company vote to adopt and approve the Merger Agreement.

Merger Consideration

Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of the Company (collectively, the “Shares”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (i) Shares owned by Parent or Merger Sub or any of their respective subsidiaries (including the Shares to be transferred by CD&R VFC Holdings, L.P., a Cayman Islands exempted limited partnership and an affiliate of CD&R (“CD&R Holdings”), to Parent immediately prior to the Effective Time), (ii) Shares owned by the Company as treasury stock, and (iii) Shares that are owned by the stockholders of the Company who will not have voted in favor of the adoption of the Merger Agreement and will have properly exercised appraisal rights in respect of such Shares in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $21.00 per Share in cash, without interest thereon (the “Merger Consideration”).

Treatment of Equity Awards

At the Effective Time each outstanding equity award will be treated as follows:

•

Each outstanding option to purchase Shares (other than the rights to purchase Shares under the Company’s Employee Stock Purchase Plan (the “ESPP”)) (a “Company Option”) that was granted under the 2019 Omnibus Incentive Compensation Plan (collectively, the “Company Stock Plans”), whether vested or unvested, (i) if the per Share exercise price of such Company Option is equal to or greater than the Merger Consideration, such Company Option will terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect and (ii) if the per Share exercise price of such Company Option is less than the Merger Consideration, such Company Option will become fully vested (to the extent unvested or to the extent such Company Option would not otherwise vest) and will terminate and be automatically cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (x) the number of Shares underlying the Company Option immediately prior to the Effective Time, multiplied by (y) an amount equal to the Merger Consideration minus the applicable exercise price.

•

Each outstanding restricted stock unit that is subject to timed-based vesting conditions (a “Restricted Stock Unit”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, will fully vest (to the extent unvested or to the extent such Restricted Stock Unit would not otherwise vest) and will terminate and be automatically cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (i) the number of Shares underlying such Restricted Stock Unit, multiplied by (ii) the Merger Consideration.

•

Each outstanding performance restricted stock unit that is subject to performance-based vesting conditions (each, a “Performance Restricted Stock Unit”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, will become fully vested (to the extent unvested or to the extent such Performance Restricted Stock Unit would not otherwise vest) and will terminate and be automatically cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in an amount equal to the number of Shares subject to such Performance Restricted Stock Unit that would vest based on the target level of achievement (provided that in no event will such number of Shares exceed 990,000), multiplied by (ii) the Merger Consideration.

•

Each Share subject to vesting, repurchase or other lapse restriction (the “Company Restricted Stock”) outstanding immediately prior to the Effective Time will fully vest (to the extent such Company Restricted Stock would not otherwise vest) and be cancelled and converted automatically into the right to receive the Merger Consideration and be treated in the same manner as all other Shares for such purposes.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the Company with respect to, among other things, (i) entity organization, good standing and qualifications, (ii) capital structure, (iii) authorization to enter into the Merger Agreement, (iv) consents and approvals, (v) financial statements, (vi) absence of changes, (vii) litigation, (viii) undisclosed liabilities, (ix) employee benefits, (x) labor matters, (xi) compliance with laws and licenses, (xii) material contracts, (xiii) takeover statutes, (xiv) environmental matters, (xv) taxes, (xvi) intellectual property, (xvii) insurance, (xviii) financial advisor opinion, (xix) brokers, (xx) affiliate transactions, (xxi) health care and FDA regulatory matters, and (xxii) real property. The Merger Agreement also contains customary representations and warranties of Parent with respect to, among other things, (i) entity organization, good standing and qualification, (ii) ownership, (iii) authorization to enter into the Merger Agreement, (iv) consents and approvals, (v) litigation, (vi) brokers, (vii) financial ability, and (viii) solvency. The representations and warranties of the parties contained in the Merger Agreement will terminate and be of no further force and effect as of the closing of the transactions contemplated by the Merger Agreement. The representations and warranties made by the Company and Parent are qualified by disclosures made in disclosure schedules and, in the case of the Company only, its Securities and Exchange Commission (“SEC”) filings.

Covenants

The Merger Agreement also contains customary covenants and agreements, including, among others, covenants and agreements relating to (i) the conduct of the Company’s business between the date of the signing of the Merger Agreement and the closing of the transactions contemplated under the Merger Agreement, (ii) restrictions on the Company’s participation in any discussions or negotiations with any person making any proposal for an alternative transaction, and the requirement that the board of directors of the Company (the “Board”) recommend to its stockholders that they approve the transaction contemplated by the Merger Agreement, in each case subject to certain exceptions and provided that the Board may change its recommendation in certain circumstances specified in the Merger Agreement in response to an unsolicited proposal for an alternative transaction or following an intervening event, (iii) the preparation and filing of a proxy statement on Schedule 14A in preliminary form relating to the meeting of the Company’s stockholders for purposes of approval of the Merger Agreement and the Merger and other transactions contemplated therein and covenants regarding the holding of such stockholders’ meeting, and filing of a

Rule 13e-3 Transaction Statement on Schedule 13e-3 relating to the transactions contemplated by the Merger Agreement, (iv) the Company and Parent’s efforts to obtain approvals from governmental agencies, (v) the protection of, and access to, confidential information of the parties, (vi) employee benefits to be provided to continuing employees after the Effective Time, (vii) payment of expenses and certain taxes, (viii) indemnification and directors’ and officers’ insurance, (ix) certain litigation matters and (x) cooperation in connection with Parent’s debt financing for the transaction contemplated by the Merger Agreement.

Conditions to Closing

The parties’ obligations to consummate the Merger are subject to the satisfaction or waiver of customary conditions set forth in the Merger Agreement, including, among others: (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding Shares, (ii) the expiration of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain consents and approvals from governmental entities, (iii) the absence of any law or governmental order prohibiting the Merger, (iv) no Company Material Adverse Effect having occurred since the signing of the Merger Agreement and (v) certain other customary conditions relating to the parties’ representations and warranties in the Merger Agreement and the performance of their respective obligations.

Termination

The Merger Agreement contains certain customary termination rights for the Company and Parent, including (i) the right of the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, subject to specified limitations, and (ii) the right of Parent to terminate the Merger Agreement if the Board changes its recommendation to the Company stockholders as described in the Merger Agreement or the Company enters into, or publicly announces its intention to enter into, an Alternative Acquisition Agreement. In addition to the foregoing termination rights and certain other termination right set forth in the Merger Agreement, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by November 24, 2022 (the “Termination Date”); provided, that if as of the Termination Date (x) all of the closing conditions, other than any of the conditions related to antitrust and obtaining governmental consents, are satisfied or waived, or are capable of being satisfied at such time, or (y) all closing conditions are satisfied but the Termination Date would occur before three business days following the end of the Marketing Period, in each such case, the Termination Date shall automatically be extended for a period of three months. The Company additionally has the ability to terminate the Merger Agreement if all of Parent and Merger Sub’s conditions to closing have been satisfied or waived, Parent fails to consummate the Merger on the date on which the Closing should have occurred, the Company has irrevocably confirmed in writing to Parent that all conditions to closing have been satisfied or waived and Company is prepared to consummate the Closing on the date of such written notice and throughout the immediately subsequent three business day period and Parent fails to consummate the Merger within three business days following receipt of such written notice.

Upon termination of the Merger Agreement under specified circumstances, including if (i) Parent terminates the Merger Agreement because the Board has changed its recommendation that the Company’s stockholders vote in favor of the Merger or (ii) the Company terminates the Merger Agreement to enter into an alternative acquisition agreement with respect to a Superior Proposal, the Company will be required to pay, within two business days after such termination in the case of a termination pursuant to a change in recommendation or concurrently with respect to such termination pursuant to clause (ii), a termination fee of $88,315,000 (the “Company Termination Fee”). In certain specific circumstances where the Merger Agreement is terminated and the Company consummates a transaction the proposal of which would have constituted an Acquisition Proposal if made prior to the termination of the Merger Agreement or enters into a definitive agreement for any transaction the proposal of which would have constituted an Acquisition Proposal if made prior to the termination of the Merger Agreement (which transaction is subsequently consummated), then the Company will be required to pay the Company Termination Fee to Parent concurrently upon the entry into definitive agreements for, or consummation of, thereof, whichever is earlier.

Parent will be required to pay or cause to be paid to the Company a termination fee of $197,950,000, if the Merger Agreement is terminated under specified circumstances, including if the Company terminates the Merger Agreement (i) because of a failure of Parent to consummate the Merger when required to or (ii) because of Parent’s uncured breach of the Merger Agreement.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, each of Clayton, Dubilier & Rice Fund XI, L.P. (an affiliate of CD&R Holdings and CD&R Investment Associates IX, Ltd.), TPG Partners VIII, L.P. and TPG Healthcare Partners, L.P. (the “Guarantors”) entered into a limited guarantee (the “Limited Guarantees”) with the Company, pursuant to which the Guarantors have each provided a limited guarantee with respect to the payment of their pro rata portion of the termination fee payable by Parent, as well as certain reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, in each case subject to the terms of the Merger Agreement and of such Limited Guarantee.

Financing Letters

Concurrently with the execution of the Merger Agreement, each of the Guarantors entered into an equity commitment letter (the “Equity Commitment Letter”) with Parent, pursuant to which the Guarantors agreed to provide an equity commitment to Parent in an aggregate amount of $1.604 billion.

Concurrently with the execution of the Merger Agreement, Parent directly or indirectly obtained from Deutsche Bank AG New York Branch, UBS AG, Stamford Branch, Bank of Montreal and Mizuho Bank Ltd. (collectively, the “Debt Financing Sources”) debt financing commitments for loans in an aggregate principal amount of up to $1.950 billion, comprised of up to $1,525.0 million of first lien term loans and up to $425.0 million of second lien term loans, to fund Parent’s payment obligations in respect of the transactions contemplated by the Merger Agreement and pay related fees and expenses. In addition, Parent has obtained commitments from the Debt Financing Sources for a $300.0 million first lien secured cash flow-based revolving credit facility.

The funding of such debt and equity commitments is subject to the satisfaction of customary closing conditions.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete, and is subject to and is qualified in its entirety by the terms and conditions of the Merger Agreement and any related agreements. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any other party to the Merger Agreement or any related agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

A copy of the Merger Agreement is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Merger Agreement is qualified in its entirety by reference thereto.

Support and Rollover Agreement

Concurrently with the execution of the Merger Agreement and as a condition and inducement to Parent and the Company’s willingness to enter into the Merger Agreement, the Company, CD&R Holdings and Parent entered into a Support and Rollover Agreement (the “Support and Rollover Agreement”) with respect to Shares owned of record or beneficially by CD&R Holdings (collectively, the “Owned Shares”).

CD&R Holdings and CD&R Investment Associates IX, Ltd. collectively holds approximately 24.15% of the outstanding shares of Common Stock and have agreed to vote all of their shares of Common Stock:

•

in favor of the Merger, the adoption of the Merger Agreement, each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement; and

•	against any action or agreement that could reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

In the event the board of directors of Company (acting upon the recommendation of its transaction committee) or the transaction committee has made a change of recommendation against the Merger and the adoption of the Merger Agreement, CD&R Holdings may vote its shares with respect to the above matters in any manner it chooses.

CD&R Holdings also agreed to transfer, directly or indirectly, the Owned Shares, which otherwise would be converted into the right to receive the Merger Consideration in cash to Parent (or its parent company) on the Closing Date in exchange for a number of newly issued equity interests of Parent (or its parent company).

In addition, CD&R Holdings agreed to not take certain actions, including not (i) tendering any Owned Shares into any tender or exchange offer, (ii) transferring any Owned Shares, (iii) granting any proxies or powers of attorney or (iv) taking any action that would make any representation or warranty of CD&R Holdings contained in the Support and Rollover Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling CD&R Holdings from performing its obligations under the Support and Rollover Agreement in any material respect.

The Support and Rollover Agreement will terminate upon the earliest to occur of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms.

The foregoing description of the Support and Rollover Agreement does not purport to be complete and is subject to, and is qualified in its entirety by the terms and conditions of the Support and Rollover Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 hereto and is incorporated by reference herein, and the foregoing description of the Support and Rollover Agreement is qualified in its entirety by reference thereto.

Forward-Looking Statements

This communication contains forward-looking statements, including statement regarding the effects of the proposed acquisition of the Company by funds affiliated with CD&R and TPG. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “likely,” “will,” “should,” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Such statements are based on a number of assumptions about future events and are subject to numerous risks and uncertainties, and actual results could differ materially from those anticipated due to a number of factors including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger; risks related to disruption of management’s attention from our ongoing business operations due to the proposed merger; the effect of the announcement of the proposed merger on our relationships with our customers, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; the potential for political, social, or economic unrest, terrorism, hostilities or war, including war between Russia and Ukraine and the potential impact of financial and economic sanctions on the regional and global economy; the impact of inflationary effects on the company, the effect of health epidemics, including the COVID-19 pandemic, on our business and the success of any measures we have taken or may take in the future in response thereto, including compliance with prolonged measures to contain the spread of COVID-19 which may impact our ability to continue operations at our distribution centers and pharmacies; the ability to achieve performance targets, including managing our growth effectively; the ability to launch new products; the ability to successfully integrate acquisitions, operations and employees; the ability to continue to execute on our strategic plan; the ability to attract and retain key personnel; the ability to manage relationships with our supplier and distributor network, including negotiating acceptable pricing and other terms with these partners; the ability to attract and retain customers in a price sensitive environment; the ability to maintain quality standards in our technology product offerings as well as associated customer service interactions to minimize loss of existing customers and attract new customers; access to financial markets along with changes in interest rates and foreign currency exchange rates; changes in the legislative landscape in which we operate, including potential corporate tax reform, and our ability to adapt to those changes as well as adaptation by the third-parties we are dependent upon for supply and distribution; the impact of litigation; the impact of accounting pronouncements, seasonality of our business, leases, expenses, interest expense, and debt; sufficiency of cash and access to liquidity; cybersecurity risks, including risk associated with our dependence on third party service providers as a large portion of our workforce is working from home; and those additional risks discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 28, 2022. Our forward-looking statements are based on current beliefs and expectations of our management team and, except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise. Investors are cautioned not to place undue reliance on these forward-looking statements.

Additional Information and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed merger, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”), and the Company and affiliates of CD&R intend to jointly file a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its shareholders in connection with the proposed merger. SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING. All such documents, when filed, may be obtained free of charge at the SEC’s website (http://www.sec.gov). These documents, once available, and the Company’s other filings with the SEC also will be available free of charge on the Company’s website at https://ir.covetrus.com/investors/sec-filings.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on April 1, 2022 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 28, 2022. To the extent that such individual’s holdings of the Company’s common stock have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the identity of the potential participants, and their direct or indirect interests in the proposed merger, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with SEC in connection with the proposed merger. Free copies of these materials may be obtained as described in the preceding paragraph.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

2.1*	Agreement and Plan of Merger, dated as of May 24, 2022, by and among Covetrus, Inc., Corgi Bidco, Inc. and Corgi Merger Sub, Inc.

10.1	Support and Rollover Agreement, dated as of May 24, 2022, by and among Covetrus, Inc., CD&R VFC Holdings, L.P and Corgi Bidco, Inc.

99.1	Press Release dated May 25, 2022.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

*

Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request, provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 25, 2022	COVETRUS, INC.

	By:	/s/ Margaret B. Pritchard
Margaret B. Pritchard
Interim General Counsel & Corporate Secretary

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

COVETRUS, INC,

CORGI BIDCO, INC.

and

CORGI MERGER SUB, INC.

Dated as of May 24, 2022

i

TABLE OF CONTENTS

(cont.)

TABLE OF CONTENTS

(cont.)

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	9.15
Action	9.5(b)(iii)
Affiliate	9.15
Agreement	Preamble
Alternative Acquisition Agreement	6.2(d)
Alternative Financing	6.18(d)
Antitrust Laws	9.15
Applicable Date	4.5(a)
Bankruptcy and Equity Exception	4.3(a)
Business Day	9.15
Bylaws	2.2
Capitalization Date	4.2(a)
CBAs	4.10(a)
Certificate	3.1(a)(i)
Certificate of Incorporation	2.1
Certificate of Merger	1.3
Change in Recommendation	6.2(d)
Closing	1.2
Closing Date	1.2
Code	3.2(f)
Company	Preamble
Company Balance Sheet	4.8
Company Bylaws	4.4(b)
Company Certificate of Incorporation	4.4(b)
Company Disclosure Letter	ARTICLE IV
Company Material Adverse Effect	9.15
Company Option	3.5(a)
Company Plan	9.15
Company Recommendation	4.3(c)
Company Related Parties	8.5(g)
Company Reports	4.5(a)
Company Requisite Vote	4.3(a)
Company Restricted Stock	3.5(d)
Company Stock Plans	3.5(a)
Company Stockholders Meeting	6.4(a)
Company Termination Fee	8.5(b)
Confidentiality Agreements	9.7
Consent	4.4(a)
Continuation Period	6.9(a)
Continuing Employee	6.9(a)
Contracts	4.4(b)
COVID-19	9.15

Defined Term	Section
COVID-19 Measures	9.15
D&O Insurance	6.11(b)
Debt Commitment Letter	5.7(a)(i)
Debt Payoff Letter	6.17
Definitive Financing Agreements	6.18(a)(i)
DGCL	1.1
Dissenting Stockholders	3.1(a)(i)
Effective Time	1.3
Environmental Law	9.15
ERISA	9.15
ESPP	3.5(e)
Exchange Act	4.4(a)
Exchange Fund	3.2(a)
Excluded Shares	3.1(a)(i)
Existing Credit Agreement	6.17
Extended Termination Date	8.2(a)
Extension Trigger	8.2(a)
FCPA	4.11(b)
Final Offering Period	3.5(e)
Financing Indemnitees	6.18(h)
Financing Sources	9.15
GAAP	9.15
Goldman Sachs	4.18
Government Official	9.15
Governmental Entity	4.4(a)
Hazardous Substance	9.15
HSR Act	4.4(a)
Indebtedness	9.15
Indemnified Parties	6.11(a)
Information Technology Systems	9.15
Intellectual Property	9.15
Intervening Event	9.15
Knowledge of the Company	9.15
Knowledge of Parent	9.15
Law	9.15
Lease Agreement	4.22(b)
Leased Property	4.22(b)
Licenses	4.11(a)
Lien	4.2(d)
Malware	9.15
Marketing Period	9.15
Material Contracts	4.12(r)
Merger	Recitals
Merger Consideration	3.1(a)(i)
Merger Sub	Preamble

v

Defined Term	Section
NASDAQ	9.15
New Commitment Letter	6.18(d)
Non-Recourse Party	9.14(a)
OFAC	4.11(h)
Open Source Software	4.16(f)
Option Payment	3.5(a)
Order	9.15
Owned Real Property	4.22(a)
Parent	Preamble
Parent Disclosure Letter	ARTICLE V
Parent Material Adverse Effect	9.15
Parent Related Parties	8.5(f)
Paying Agent	3.2(a)
Payment	8.5(f)
Performance Restricted Stock Units	3.5(c)
Permitted Liens	9.15
Person	9.15
Personal Data	9.15
Preferred Shares	4.2(a)
Privacy Statement	4.16(j)
Proceedings	4.7
Proxy Statement	6.3(a)
Redacted Fee Letter	9.15
Release	9.15
Regulatory Actions	6.5(d)
Regulation S-X	9.15
Required Amount	5.7(d)
Required Information	9.15
Restricted Stock Unit	3.5(b)
Sarbanes-Oxley Act	4.5(a)
Schedule 13e-3	6.3(b)
SEC	4.5(a)
Second Request	6.5(b)
Securities Act	4.4(a)
Shares	3.1(a)(i)
Significant Company Stockholder	9.15
Software	9.15
Solvent	9.15
Staff	6.3(a)
Subsidiary	9.15
Superior Proposal	9.15
Support Agreement	Recitals
Surviving Corporation	1.1
Takeover Statute	4.13
Tax	9.15

Defined Term	Section
Tax Return	9.15
Taxable	9.15
Termination Date	8.2(a)
Trade Secrets	9.15
Transaction Dispute	9.5(b)(i)
Treasury Regulations	9.15
Uncertificated Shares	3.1(a)(i)
Use	4.16(j)
Willful Breach	9.15

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of May 24, 2022, by and among Covetrus, Inc., a Delaware corporation (the “Company”), Corgi Bidco, Inc., a Delaware corporation (“Parent”), and Corgi Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of the Company has formed a special transaction committee (the “Transaction Committee”), consisting solely of non-management independent members of the board of directors of the Company not affiliated with the Significant Company Stockholder (as defined below), Parent, Merger Sub or their respective Affiliates to, among other things develop, assess and negotiate the terms of this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company with the Company surviving the merger as the surviving corporation (the “Merger”), and to make a recommendation to the board of directors of the Company as to whether the Company should enter into this Agreement;

WHEREAS, the Transaction Committee has, as of the date of this Agreement, by resolutions duly adopted unanimously (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and (iii) recommended to the board of directors of the Company to adopt and declare advisable this Agreement and the transactions contemplated hereby, including the Merger, and recommend to the stockholders of the Company the adoption of this Agreement;

WHEREAS, the board of directors of the Company have (acting on the recommendation of the Transaction Committee), as of the date of this Agreement, by resolutions duly adopted unanimously, (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (iii) subject to Section 6.2, resolved to recommend to the stockholders of the Company the adoption of this Agreement and (iv) directed that this Agreement be submitted to the stockholders of the Company for its adoption;

WHEREAS, the board of directors of Parent, by resolutions duly adopted, has unanimously (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement and (ii) determined that the Merger is fair to, and in the best interests of, Parent and its stockholder(s);

WHEREAS, the board of directors of Merger Sub, by resolutions duly adopted, has unanimously (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that the Merger is fair to, and in the best interests of Merger Sub and its sole stockholder, (iii) resolved to recommend to the sole stockholder of Merger Sub the adoption of this Agreement and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption;

WHEREAS, (i) as of the date hereof, the Significant Company Stockholder owns 33,670,541 Shares, and (ii) as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Significant Company Stockholder and the Company are entering into a Support and Rollover Agreement with Parent (the “Support Agreement”) in connection with the transactions contemplated hereby, pursuant to which, among other things, the Significant Company Stockholder has agreed to vote its Shares in favor of the adoption of this Agreement and to transfer 100% of its Shares (the “Stockholder Rollover Shares”), directly or indirectly, to Parent immediately prior to the Effective Time; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which is acknowledged and agreed, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (in such capacity, sometimes hereinafter referred to as the “Surviving Corporation”), and become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”), this Agreement and the Certificate of Merger (as defined below).

1.2 Closing. Unless this Agreement shall have been terminated pursuant to ARTICLE VIII and unless otherwise mutually agreed in writing by the parties hereto, the closing of the Merger (the “Closing”) shall be conducted remotely via the electronic exchange of documents and signatures at 10:00 a.m., Eastern Time, on a date that is as soon as reasonably practicable, and in no event later than three (3) Business Days, following the day on which the last to be satisfied or waived of each of the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement; provided that, notwithstanding the satisfaction or waiver of the conditions set forth in ARTICLE VII, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their terms are to be satisfied at the Closing), the Closing shall instead occur on the date that is the earlier to occur of (a) any Business Day during the Marketing Period specified by Parent to the Company on no less than two (2) Business Days’ notice (unless a shorter period shall be agreed to by Parent and the Company) and (b) the third (3rd) Business Day after the final day of the Marketing Period. The date on which the Closing occurs is referred to as the “Closing Date”.

1.3 Effective Time. Concurrently with the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date and at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed upon by the Company and Parent in writing and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

ARTICLE II

ORGANIZATIONAL DOCUMENTS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”) shall be amended to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except (a) that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation and (b) for such changes as are agreed by the parties and necessary to comply with Section 6.11 and the terms of this Agreement, and as such shall be the Certificate of Incorporation until thereafter amended as provided therein or by applicable Law, subject to Section 6.11.

2.2 The Bylaws. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation (the “Bylaws”), except (a) that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation and (b) for such changes as are agreed by the parties and necessary to comply with Section 6.11, and as such shall be the Bylaws until thereafter amended as provided therein or by applicable Law, subject to Section 6.11.

2.3 Directors of Surviving Corporation. The parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

2.4 Officers of the Surviving Corporation. The parties hereto shall take all actions necessary so that the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

ARTICLE III

EFFECT OF THE MERGER ON SECURITIES;

EXCHANGE

3.1 Effect on Capital Stock.

(a) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any securities of the Company, Parent or Merger Sub:

(i) Merger Consideration. Each share of common stock, par value $0.01, of the Company (the “Shares” and each a “Share”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent or Merger Sub or any of their respective Subsidiaries (including the Stockholder Rollover Shares), (ii) Shares owned by the Company as treasury stock (each such Share referred to in clauses (i) and (ii) above, an “Excluded Share” and, collectively, the “Excluded Shares”) and (iii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights in accordance with Section 262 of the DGCL) shall be converted into the right to receive $21.00 per Share in cash, without interest thereon (the “Merger Consideration”). At the Effective Time, all of the Shares (other than Excluded Shares and Shares owned by Dissenting Stockholders) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than the Excluded Shares and Shares owned by Dissenting Stockholders) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares and Shares owned by Dissenting Stockholders) shall thereafter represent only the right to receive the Merger Consideration, and the holders thereof shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration upon surrender thereof in accordance with Section 3.2, and each Certificate and Uncertificated Share formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment of which reference is made in Section 3.3.

(ii) Cancellation of Excluded Shares and each Share owned by Dissenting Stockholders. Subject to Section 3.3, each Excluded Share and each Share owned by Dissenting Stockholders outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b) Merger Sub. Each share of common stock, par value $0.01, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01, of the Surviving Corporation.

3.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with a paying agent selected by Parent with the Company’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed (the “Paying Agent”), for the benefit of the holders of Shares, an aggregate amount of cash comprising approximately the amounts required to be delivered pursuant to Section 3.1(a) in respect of Shares (such aggregate amount of cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that (i) such investments shall be an obligation of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks and (ii) no such investment (or losses thereon) shall affect the amount of Merger Consideration payable to the holders of Shares pursuant to Section 3.1(a). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make all cash payments required pursuant to Section 3.1(a)(i). No later than three (3) Business Days prior to the Closing Date, Parent shall enter into an agreement with the Paying Agent, in form and substance reasonably satisfactory to the Company (which confirmation of satisfaction shall not be unreasonably withheld, conditioned or delayed), to effect the applicable terms of this Agreement.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate representing Shares outstanding immediately prior to the Effective Time (other than Excluded Shares and Shares owned by Dissenting Stockholders): (i) a letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the conversion of its Shares into the right to receive the Merger Consideration, and specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)) and (ii) instructions for use in effecting the surrender of such Certificates (or affidavits of loss in lieu of such Certificates as provided in Section 3.2(e)). Upon the surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 3.2(e)) to the Paying Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor an amount in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholding provided in Section 3.2(f)) equal to the cash amount that such holder is entitled to receive pursuant to Section 3.1(a), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable to holders of Certificates. In the event of a transfer of ownership of Shares represented by a Certificate that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, reasonably acceptable to Parent.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be delivered, at Parent’s option, to Parent or the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE III shall thereafter look only to Parent for delivery of any payment of cash (after giving effect to any required Tax withholdings as provided in Section 3.2(f)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance satisfactory to the Surviving Corporation) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed to the Paying Agent or the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as an indemnity against any claim that may be made against it, the Paying Agent or the Surviving Corporation, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash that would have been issuable or payable pursuant to the provisions of this ARTICLE III (after giving effect to any required Tax withholdings as provided in Section 3.2(f)) had such lost, stolen or destroyed Certificate been surrendered.

(f) Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be timely remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be. Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, shall use commercially reasonable efforts to provide written notice to the Company at least five (5) days prior to making any deduction or withholding pursuant to this Section 3.2(f) (together with the legal basis thereof) and shall cooperate in good faith to obtain any available exemption from, or reduction of, such deduction or withholding.

(g) Uncertificated Shares. Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), Parent shall cause the Paying Agent to (i) mail to each registered holder of Uncertificated Shares (other than in respect of Excluded Shares and Shares owned by Dissenting Stockholders) materials advising such holder of the effectiveness of the Merger and the conversion of its Shares into the right to receive the Merger Consideration and (ii) deliver the cash that such holder is entitled to receive in respect of its Shares pursuant to Section 3.1(a) (after giving effect to any required Tax withholdings as provided in Section 3.2(f)), without interest thereon.

3.3 Dissenters’ Rights. Notwithstanding anything to the contrary herein, no Dissenting Stockholder shall be entitled to receive cash pursuant to the provisions of this ARTICLE III unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. If, after the Effective Time, any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent under Section 262 of the DGCL or if a court of competent jurisdiction shall finally determine that the Dissenting Stockholder is not entitled to relief provided by Section 262 of the DGCL with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted, as of the Effective Time, into the right to receive the Merger Consideration without interest and less any required Tax withholding. The Company shall give Parent written notice as promptly as practicable of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Parent shall have the right to participate in and direct and control all negotiations and proceedings with respect to any such demands. Any amounts required to be paid in respect of any Shares held by a Dissenting Stockholder shall be paid by the Surviving Corporation.

3.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, in each case issued and outstanding prior to the Effective Time as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration; provided that nothing in this Section 3.4 shall be construed to permit the Company or any of its Subsidiaries or any other Person to take any action that would otherwise be prohibited by the terms of this Agreement.

3.5 Treatment of Equity Awards.

(a) Treatment of Stock Options. At the Effective Time, with respect to each outstanding option to purchase Shares (other than rights to purchase Shares under the ESPP) (a “Company Option”) granted under the 2019 Omnibus Incentive Compensation Plan (collectively, the “Company Stock Plans”), whether vested or unvested, (i) if the per Share exercise price of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect and (ii) if the per Share exercise price of such Company Option is less than the Merger Consideration, such Company Option shall become fully vested (to the extent unvested or to the extent such Company

Option would not otherwise vest) and shall terminate and be automatically cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 3.5(a), a lump sum cash payment in the amount equal to (x) the number of Shares underlying the Company Option immediately prior to the Effective Time, multiplied by (y) an amount equal to the Merger Consideration minus the applicable exercise price (the product of (x) and (y), the “Option Payment”). From and after the Effective Time, each Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the amount described in this Section 3.5(a), if any. Parent shall, or, if applicable, shall cause one of its Subsidiaries to, pay the Option Payment (if any) payable under this Section 3.5(a) to each former holder of a Company Option that was outstanding immediately prior to the Effective Time through the Surviving Corporation’s payroll to such former holder, as soon as practicable following the Effective Time (but in any event not later than ten (10) calendar days thereafter), net of any Taxes withheld pursuant to Section 3.2(f).

(b) Treatment of Restricted Stock Units. Each outstanding restricted stock unit that is subject to timed-based vesting conditions (a “Restricted Stock Unit”), that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, shall become fully vested (to the extent unvested or to the extent such Restricted Stock Unit would not otherwise vest) and shall terminate and be automatically cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (i) the number of Shares underlying such Restricted Stock Unit, multiplied by (ii) the Merger Consideration. Following the Effective Time, no such Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.5(b) in exchange for such Restricted Stock Unit in accordance with this Section 3.5(b). Parent shall, or, if applicable, shall cause one of its Subsidiaries to, pay the consideration payable under this Section 3.5(b) to each former holder of a Restricted Stock Unit that was outstanding immediately prior to the Effective Time through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) calendar days thereafter), net of any Taxes withheld pursuant to Section 3.2(f).

(c) Treatment of Performance Restricted Stock Units. Each outstanding performance restricted stock unit that is subject to performance-based vesting conditions (each, a “Performance Restricted Stock Unit”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, shall become fully vested (to the extent unvested or to the extent such Performance Restricted Stock Unit would not otherwise vest) and shall terminate and be automatically cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in an amount equal to the number of Shares subject to such Performance Restricted Stock Unit that would vest based on the target level of achievement (provided that in no event shall such number of Shares exceed 990,000), multiplied by (ii) the Merger Consideration. Following the Effective Time, no such Performance Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Performance Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.5(c) in exchange for such Performance Restricted Stock Unit in accordance with this Section 3.5(c). Parent shall, or, if applicable, shall cause one of its

Subsidiaries to, pay the consideration payable under this Section 3.5(c) to each former holder of a Performance Restricted Stock Unit that was outstanding immediately prior to the Effective Time through the Surviving Corporation’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) calendar days thereafter), net of any Taxes withheld pursuant to Section 3.2(f).

(d) Treatment of Company Restricted Stock. At the Effective Time, each Share subject to vesting, repurchase or other lapse restriction (the “Company Restricted Stock”) outstanding immediately prior to the Effective Time shall fully vest (to the extent such Company Restricted Stock would not otherwise vest) and be cancelled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 3.1(a) and be treated in the same manner as all other Shares for such purposes.

(e) Treatment of the Employee Stock Purchase Plan. The Company shall take all actions necessary to terminate the Company’s Employee Stock Purchase Plan (the “ESPP”) and all outstanding rights thereunder as of the day immediately prior to the Effective Time, contingent upon the occurrence of the Closing. The offering or purchase period under the ESPP that would be in effect as of the Effective Time (the “Final Offering Period”) shall terminate no later than the day immediately prior to the Effective Time, and the Company shall cause the exercise date applicable to the Final Offering Period to accelerate and occur on the termination date of the ESPP with respect to any then-outstanding purchase rights. Notwithstanding anything in this Agreement to the contrary, (i) all amounts allocated to each participant’s account under the ESPP at the end of the Final Offering Period shall thereupon be used to purchase whole Shares under the terms of the ESPP for such offering period, which Shares shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 3.1(a) following the purchase of the Company Shares, (ii) the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase and (iii) the Company shall take such steps as may be necessary such that, between the date of this Agreement and the Closing, (x) no new participants may commence participation in the ESPP, (y) no current participant in the ESPP may increase his or her rate of contribution under the ESPP and (z) no new offering period will commence after the date of this Agreement.

(f) Further Action. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 3.5.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed to be disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or (b) as disclosed in any Company Reports filed with the SEC on or after January 1, 2022 and prior to the third Business Day prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) contained in any “Forward-Looking Statements” and “Risk Factors” sections of such Company Reports and any other disclosures included or referenced in any such Company Reports that are cautionary, predictive or forward looking in nature); provided that nothing disclosed in any such Company Reports will be deemed to modify or qualify the representations and warranties set forth in the first sentence of Section 4.6, the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified or in good standing to do business and is in good standing as a foreign legal entity (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of (x) 675,000,000 Shares and (y) 10,000,000 preferred shares, par value $0.01 (the “Preferred Shares”). As of the close of business on May 20, 2022 (the “Capitalization Date”), (i) 139,518,436 Shares were issued and outstanding (of which 23,523,674 were Company Restricted Stock), (ii) no Shares were held in the treasury of the Company, (iii) no Shares were held by any Company Subsidiary, (iv) no Preferred Shares were issued or outstanding and (v) 13,379,013 Shares were reserved for issuance under the Company Stock Plans (of which 1,161,742 Shares were subject to outstanding Company Options, 3,968,614 were subject to outstanding Restricted Stock Units, and 960,781 were subject to outstanding Performance Restricted Stock Units (assuming target level of achievement of the applicable performance goals), each as granted under the Company Stock Plans). All of the outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and were not issued in violation of any preemptive or other similar rights or applicable Law. As of the Capitalization Date, 1,593,479 Shares are reserved for issuance under the ESPP. Except for the preceding sentences and except for Shares that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, the Company has no Shares, Preferred Shares or other shares of capital stock reserved for, or subject to, issuance.

(b) From the Capitalization Date to the execution of this Agreement, the Company has not issued any Shares, except pursuant to the exercise of Company Options or the settlement of Restricted Stock Units and Performance Restricted Stock Units outstanding as of the Capitalization Date, in accordance with their terms, and, since the Capitalization Date, except as expressly permitted by this Agreement for the period following the date of this Agreement, the Company has not granted any Company Options, Restricted Stock Units or Performance Restricted Stock Units.

(c) Except as set forth in Section 4.2(a), as of the date of this Agreement, there are no preemptive or outstanding (i) shares of capital stock or equity securities or obligations of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting securities of the Company or its Subsidiaries or (ii) rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, rights of first refusal, rights of first offer, “phantom” stock rights, equity-based compensation, contingent value rights, subscriptions, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries any equity or voting securities of the Company or any of its Subsidiaries. The Company does not have outstanding any bonds, debentures, notes or other obligations that grant the holders thereof the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Each Company Option, Restricted Stock Unit, and Performance Restricted Stock Unit was granted in accordance with the terms of the applicable Company Stock Plan and all other applicable Law.

(d) Section 4.2(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list identifying (i) each of the Company’s Subsidiaries and the ownership interest of the Company and its Subsidiaries in each such Subsidiary and (ii) any other Person in which the Company or any of its Subsidiaries holds capital stock or other equity interest (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan). No Subsidiary of the Company owns any Shares. Each of the outstanding shares of capital stock or other securities or equity interest of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and is owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”) (except for Permitted Liens and Liens arising under applicable securities Laws).

4.3 Corporate Authority and Approval; Financial Advisor Opinions.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject only to the adoption of this Agreement by the holders of a majority of the outstanding Shares (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) As of the date of this Agreement, the Transaction Committee, has by resolutions duly adopted unanimously (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms of and subject to the conditions set forth in this Agreement, (ii) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and (iii) recommended to the board of directors of the Company to approve and declare advisable this Agreement and transactions contemplated hereby, including the Merger, and recommend to the stockholders of the Company the adoption of this Agreement.

(c) As of the date of this Agreement, the board of directors of the Company (acting on the recommendation of the Transaction Committee), has unanimously (a) by resolutions duly adopted (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms of and subject to the conditions set forth in this Agreement, (ii) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and (iii) resolved to recommend to its stockholders the adoption of this Agreement (the “Company Recommendation”) and (b) directed that this Agreement be submitted to the holders of Shares for their adoption.

4.4 Governmental Filings; No Violations.

(a) Other than (i) the filing of the Certificate of Merger pursuant to Section 1.3 and (ii) the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods, clearances or authorizations (any of the foregoing being a “Consent”) required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other applicable Antitrust Laws in connection with the Merger, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), no filings, notices and/or reports are required to be made by the Company or its Subsidiaries with, nor are any Consents required to be obtained by the Company or its Subsidiaries from, any domestic, foreign or transnational governmental, competition or regulatory authority, court, arbitral tribunal agency, commission, body or other legislative, executive or judicial governmental entity or self-regulatory agency (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and/or the consummation by the Company of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, (i) constitute or result in, subject in the case of the consummation of the Merger, to obtaining the Company Requisite Vote, a breach or violation of, or contravention or a default under, the Restated Certificate of Incorporation of the Company, dated June 13, 2018 (the “Company Certificate of Incorporation”) or the Amended and Restated Bylaws of the Company, dated June 13, 2018 (the “Company Bylaws”), (ii) constitute or result in, with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries, or, (iii) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the Consents referred to in Section 4.4(a) are made or obtained and receipt of the Company Requisite Vote, conflict with or violate any Law or License to which the Company or any of its Subsidiaries is subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, requirement, creation, acceleration, Lien, conflict or violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.5 Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since December 31, 2019 (the “Applicable Date”) (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied as to form or, if not yet filed or furnished, will comply as to form, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There are no outstanding or unresolved comments in comment letters from the SEC or the Staff with respect to any of the Company Reports. To the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or outstanding SEC investigation. None of the Company’s Subsidiaries is required to file any forms, reports, registrations, statements or other documents with the SEC as a registrant.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(c) The Company and each of the Company’s Subsidiaries maintain disclosure controls and procedures (as defined in, and required by, Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are sufficient to provide reasonable assurance that material information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal controls over financial reporting (as defined in, and required by, Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the Applicable Date, to the Knowledge of the Company, the Company has not received any notification of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of its internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting or (iii) any complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of the Company or its Subsidiaries regarding questionable accounting, auditing or legal compliance matters in each case that would be reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, no executive officer of the Company has failed, in the last two (2) years, to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company Report, except as disclosed in certifications filed with such Company Report. To the Knowledge of the Company, neither the Company nor any of its executive officers has, in the last two (2) years, received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since the Applicable Date, to the Knowledge of the Company, the Company and each of its officers and directors, have been and are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(d) Neither the Company nor any of its Subsidiaries has any outstanding Indebtedness (other than Financial Assurances to the extent they have been drawn upon and promptly reimbursed), or any debt securities or rights to acquire any debt security of the Company or any of its Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by the Company or any of its Subsidiaries of registration under the Exchange Act. As of the date of this Agreement, except as set forth in Section 4.5(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any outstanding indebtedness for borrowed money or indebtedness evidenced by bonds, debentures, notes or similar instruments.

(e) Neither the Company nor any of its Subsidiaries is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Reports (including any audited financial statements and unaudited interim financial statements of the Company included therein).

4.6 Absence of Certain Changes. Since January 1, 2022 and through the date of this Agreement, there has not been any change, event, occurrence, condition, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2022 and through the date of this Agreement, other than with respect to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses in all material respects.

4.7 Litigation. As of the date of this Agreement, there are no civil, criminal, administrative or appellate actions, suits, demands, claims, arbitrations, litigations, mediations, hearings, inquiries, audits, examinations, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions (“Proceedings”), pending or, to the Knowledge of the Company, threatened in writing by or against the Company, any of its Subsidiaries, or any of their respective directors, officers or employees, in their capacities as such, except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 6.5) or that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

4.8 No Undisclosed Liabilities. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, whether known or unknown, on- or off- balance sheet, contingent, absolute or otherwise other than (a) liabilities or obligations to the extent disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of December 31, 2021 and the notes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2021 (the “Company Balance Sheet”), (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of action, claim or lawsuit) since January 1, 2022, (c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby or (d) liabilities or obligations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.9 Employee Benefits.

(a) Each material Company Plan as of the date of this Agreement is listed in Section 4.9(a) of the Company Disclosure Letter. True and complete copies of each of the material Company Plans (or, if unwritten, a written summary thereof), and all amendments thereto, have been provided or made available to Parent on or prior to the date of this Agreement. The Company has not announced the adoption of any material new Company Plan that is not listed in Section 4.9(a) of the Company Disclosure Letter, or any action that could reasonably be expected to result in a material increase to the costs of providing compensation or employee benefits to its employees.

(b) All Company Plans are and have been in compliance in all material respects with their terms and with applicable Laws (including, if applicable, ERISA and the Code), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries or any entity, which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code, contributes to or is obligated to contribute to (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Company Plan provides post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits, except to the extent of the continuation coverage rules as provided under Sections 601 through 608 of ERISA (“COBRA”) or any other similar applicable Law or any employment agreement listed on Section 4.9(a) of the Company Disclosure Letter.

(e) All contributions required to be made by the Company or its Subsidiaries under each Company Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) As of the date of this Agreement, there is no litigation pending or, to the Knowledge of the Company, threatened in writing relating to the Company Plans or with respect to the compensation or employee benefits of any current or former employee or individual service provider, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) Except as set forth in Section 4.9(g) of the Company Disclosure Letter, or as provided for under this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, either alone or in combination with any other event, (i) result in any material payment becoming due to any employee of the Company or its Subsidiaries, (ii) materially increase any benefits under any Company Plan or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits or (iv) cause the Company or any Subsidiary to be required to transfer or set aside any assets to fund any benefits under any Company Plan. No current or former employee has the right to be indemnified for any taxes incurred under Section 409A or Section 4999 of the Code.

4.10 Labor Matters.

(a) As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by work rules or a collective bargaining agreement or other similar Contract with a labor union or labor organization (collectively, “CBAs”), (ii) nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization, (iii) nor is there pending or, to the Knowledge of the Company, threatened in writing, any labor strike, walkout, work stoppage, slow-down or lockout affecting employees of the Company or its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries is represented by a labor union, and, to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened in writing involving employees of the Company or any of its Subsidiaries.

(b) The Company is in compliance with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, employment, employment practices, family and medical leave and other leaves of absence, affirmative action, equal employment opportunity, labor relations, terms and conditions of employment, plant closings and layoffs, provision of COBRA (or similar state) continuation coverage requirements, fair labor standards, tax withholding, unemployment insurance, workers’ compensation, disability benefits, and worker classification (including both employee and independent contractor, and as to eligibility for overtime), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The consummation of the transaction contemplated by this Agreement, to the Knowledge of the Company, would not require the Company or any of its Subsidiaries, or Parent or any of its Affiliates, to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any labor unions, works councils, or similar organizations representing employees of the Company or any of its Subsidiaries.

(d) Since the Applicable Date, there has not been any or, to the Knowledge of the Company, threatened in writing, material litigation or charge against the Company or any of its Subsidiaries with respect to allegations of sexual harassment or sexual misconduct regarding an employee or other individual service provider of the Company or any of its Subsidiaries before any Governmental Entity.

4.11 Compliance with Laws, Licenses.

(a) The businesses of each of the Company and its Subsidiaries since the Applicable Date have not been, and are not being, conducted in violation of any applicable Law, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened in writing, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and its Subsidiaries possess each permit, license, certification, approval, registration, consent, authorization, franchise, concession, variance, exemption and Order issued or granted by a Governmental Entity (each, a “License” and collectively, the “Licenses”) necessary to own, lease and operate their properties and assets, and to conduct their respective businesses as currently conducted or as may be required under applicable Law. Notwithstanding the foregoing, this Section 4.11 shall not apply with respect to compliance with Tax Laws, which shall be covered exclusively by Section 4.15 or compliance with Environmental Laws, which shall be covered exclusively by Section 4.14.

(b) Each License is, and since the Applicable Date has been, valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, and is not and has not been the subject of a written notice or Proceeding threatening (and, to the Knowledge of the Company, no such threat has been received) to suspend, revoke, cancel or adversely modify any such License, except where any of the foregoing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There has not been any change, event, occurrence, development, circumstance or condition that would preclude any License from being renewed in the ordinary course (to the extent that such License is renewable by its terms), except where the failure thereof to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the licensee of each License is, and since the Applicable Date has been, in compliance with such License and has fulfilled and performed all of its obligations in all respects with respect thereto, no event has occurred which, with or without notice or the lapse of time or both, would constitute a default or violation of any License, and the Company has not received any written notice of a violation of any License. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since the Applicable Date, neither the Company nor any of its Subsidiaries has received written notice or communication of any noncompliance or alleged noncompliance with any Licenses.

(d) The Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees, consultants and agents and any other Person acting on its or their behalf are in compliance in all material respects with and since the Applicable Date have complied in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices

Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”) applicable to the Company, its Subsidiaries and such officers, directors, employees, consultants and agents and any other Person acting on its or their behalf and (ii) the provisions of all anti-bribery and anti-corruption Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated in since the Applicable Date and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries. Since the Applicable Date, the Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees, consultants and agents and any other Person acting on its behalf have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value (including any gift, bribe, rebate, payoff or kickback) to any national, provincial, municipal or other Governmental Entity or Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official to obtain or retain business, to direct business to any person, to improperly obtain or retain favorable treatment or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA or any Laws described in clause (ii).

(e) To the Knowledge of the Company, none of the Company, any of its Subsidiaries any of their respective officers, directors, employees, consultants and agents or any other Person acting on its or their behalf have established or maintained, or are maintaining, any unlawful fund of corporate monies or other properties or have used or are using any corporate funds for any illegal contributions, gifts, entertainment, travel or other unlawful expenses, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery and anti-corruption Laws in each jurisdiction in which the Company and its Subsidiaries operate.

(g) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), is, or since the Applicable Date has been, subject to any actual, pending, or, to the Knowledge of the Company, threatened Proceedings or made any voluntary disclosures to any Governmental Entity involving the Company or any of its Subsidiaries relating to the FCPA or any other anti-bribery and anti-corruption Laws.

(h) Neither the Company nor any of its Subsidiaries has, or since the Applicable Date has been, engaged directly or indirectly in any transaction: (i) with any government, country, individual, or entity that was, at the time, the target of U.S. economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), including any transactions with specially designated nationals or blocked persons designated by OFAC, or (ii) prohibited by any Law administered by OFAC or by any other applicable economic or trade sanctions Law.

(i) Neither the Company nor any of its Subsidiaries has applied for or received any relief under the CARES Act, including under the Paycheck Protection Program under the CARES Act.

4.12 Material Contracts. Section 4.12 of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound pursuant to which the Company has current or future obligations, other than each Contract solely among the Company and its wholly owned Subsidiaries that:

(a) provides that any of them will not compete with any other Person, or which grants “most favored nation”, rights of first refusal or offer or similar covenants to the counterparty to such Contract, in each case that is material to the Company and its Subsidiaries taken as a whole;

(b) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations or geographic areas in which any of them may so engage in any business;

(c) requires the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) to deal exclusively with any Person or group of related Persons which Contract is material to the Company and its Subsidiaries, taken as a whole (other than any licenses or other Contracts entered into in the ordinary course);

(d) is material to the formation, creation, operation, management or control of any partnership, joint venture, limited liability company or other similar agreements or arrangements, the book value of the Company’s investment in which exceeds $5,000,000;

(e) is a Lease Agreement or another Contract for the lease of real or personal property, in each case, providing for annual payments of $1,000,000 or more;

(f) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(g) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person, other than as would not be material in type or amount;

(h) was entered into with Affiliates (other than the Company and its Subsidiaries), any director, any officer or any beneficial owner of five percent (5%) or more of any class of equity interests of Company or any of its Subsidiaries that is not a Company Plan and that was entered into other than on arms’ length basis;

(i) involves or provides for the future disposition or acquisition of any asset or property with a fair market value or purchase price in excess of $7,000,000, or any material merger, consolidation, or similar business combination transaction pursuant to which the Company or any of its Subsidiaries has material outstanding obligations (excluding indemnification obligations in respect of representations and warranties that survive indefinitely nor for periods equal to a statute of limitations);

(j) pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” obligations that could result in payments in excess of $1,000,000 in the aggregate;

(k) any material contract between the Company or any of its Subsidiaries and a Governmental Entity;

(l) prohibits the payment of dividends or distributions in respect of the equity interests of the Company or any of its Subsidiaries, prohibits the pledging of the equity interests or assets of the Company or any of its Subsidiaries, or prohibit the issuance of guarantees by the Company or any of its Subsidiaries;

(m) requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit, service penalty or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned Subsidiaries) in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(n) constitutes any settlement agreement or other resolution of any actual of threatened Proceeding pursuant to which the Company or any of its Subsidiaries has outstanding payment obligations in excess of $1,000,000;

(o) is a Contract material to the Company and its Subsidiaries, taken as a whole, that grants rights to use or practice rights, or covenants not to assert, under Intellectual Property, including agreements providing for access and use of hosted Software and licenses to use or practice rights under Intellectual Property granted by (A) the Company or any of its Subsidiaries to a third Person or (B) a third Person to the Company or any of its Subsidiaries, in each case of (A) and (B), other than non-exclusive licenses granted by the Company or any of its Subsidiaries to vendors, suppliers and to customers in the ordinary course of business or licenses for Software that is commercially available on standard terms;

(p) is a Contract material to the Company and its Subsidiaries, taken as a whole (other than an employee that has executed an agreement pursuant to which such employee assigns to the Company or its Subsidiaries all right, title and interest in and to all Intellectual Property created in the course of such employee’s employment) pursuant to which (A) any third Person creates or develops for or on behalf of the Company or any of its Subsidiaries any Intellectual Property that is, or (B) the Company or any of its Subsidiaries creates or develops any Intellectual Property for any third Person;

(q) is a collective bargaining agreement or other material Contract to or with any labor union or other employee representative of a group of employees; or

(r) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (a) through (q) that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments in excess of $5,000,000 in any year (such Contracts required to be listed pursuant to clauses (a)-(q) above and this clause (r), the “Material Contracts”).

A true, correct and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement. Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.13 Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Certificate of Incorporation or Company Bylaws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company is subject, party or otherwise bound.

4.14 Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has been since the Applicable Date in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses or authorizations required by applicable Environmental Laws, (b) neither the Company nor any of its Subsidiaries is subject to any Proceeding pending, or to the Knowledge of the Company threatened in writing, alleging non-compliance with or liability under any Environmental Law, (c) neither the Company nor any of its Subsidiaries is subject to any outstanding obligations under any Order concerning liability or obligations relating to any Environmental Law, (d) there has been no Release of or exposure to Hazardous Substances at any real property currently, or to the Knowledge of the Company, formerly, owned, leased or operated by the Company or any of its Subsidiaries that has resulted or would reasonably be expected to result in a liability to the Company or any of its Subsidiaries under any Environmental Law and (e) the Company has made available to Parent all material environmental reports, studies and investigations in the possession of the Company or any of its Subsidiaries. The representations and warranties made in this Section 4.14 are the only representations and warranties of the Company with respect to environmental matters.

4.15 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account all permitted extensions) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects and (ii) have paid all material Taxes that are required to be paid.

(b) Neither the Company nor any of its Subsidiaries have received written notice of any audit, examination, investigation or other Proceedings in respect of material Taxes of the Company or any of its Subsidiaries that has not been fully resolved. No deficiency with respect to any material Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that has not been paid, settled, otherwise resolved. No material audit or other administrative or court proceedings are currently pending with any Governmental Entity with respect to any Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written claim from a Governmental Entity in any jurisdiction where the Company or any such Subsidiary does not file Tax Returns that it is, or may be, subject or required to pay Tax or file Tax Returns in such jurisdiction.

(c) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(d) Neither the Company nor any of its Subsidiaries has any liability under any Tax allocation, Tax sharing or similar contract or arrangement that obligates the Company or any of its Subsidiaries to make any payment computed by reference to the Taxes, Taxable income or Taxable losses of any other Person (other than any such contract or arrangement that is a commercial or employment agreement, no principal purpose of which relates to Taxes, or any such contract or arrangement exclusively between or among the Company and/or its Subsidiaries).

(e) Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or other group (other than a group of which the Company or any of its Subsidiaries is or was the common parent) or (ii) has any liability for the Taxes of any Person (other than Taxes of the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor or other provision of applicable Law.

(f) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for taxable periods or portion thereof beginning after the Closing Date with respect to the Company or any of its Subsidiaries as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any analogous state, local or non-U.S. Tax Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing; (iii) a prepaid amount received before the Closing Date outside of the ordinary course of business; (iv) interest held by the Company or such Subsidiary in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951 or 951A of the Code.

(g) Neither the Company nor any of its Subsidiaries is or has been a party to, or participated in, any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b) or any analogous provision of state, local or non-U.S. Law.

(h) No private letter rulings, technical advice memoranda or similar Contracts or rulings with respect to Taxes of the Company or any of its Subsidiaries have been requested, entered into or issued in writing by any Governmental Entity with respect to the Company or any of its Subsidiaries that will have any effect after the Closing. Neither the Company nor any of its Subsidiaries has entered into any written closing agreement with any Governmental Entity, including, but not limited to, a closing agreement pursuant to Code Section 7121, with regard to any material Tax liability of the Company or any of its Subsidiaries.

(i) The Company and each of its Subsidiaries has timely and properly collected all material sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Entity.

(j) In the last two years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355.

(k) Notwithstanding any other provision in this Agreement, (i) no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of the Company after the Closing Date and (ii) the Company makes no representation or warranty with respect to Taxes of the Company or any of its Subsidiaries with respect to any period (or portion thereof) following the Closing.

4.16 Intellectual Property; Information Technology; Data Security.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a list of all Owned Intellectual Property as of the date of this Agreement that is issued, registered or subject to an application for issuance or registration, indicating for each item (A) the current owner (including, with respect to Internet domain names, the current registrant), (B) the jurisdiction where the application, registration or issuance is filed and (C) the application, registration and issue number (as applicable). All Owned Intellectual Property required to be listed on Section 4.16(a) of the Company Disclosure Letter is subsisting, and to the Knowledge of the Company, valid and enforceable.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries owns, or has sufficient rights to use, (i) the Owned Intellectual Property; and (ii) all other Intellectual Property used in or necessary for its business, free and clear of all Liens, except for Permitted Liens.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, since the Applicable Date: (i) the Company and its Subsidiaries have not infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any third party and there are no pending proceedings, administrative claims, litigation, suits, actions or investigations alleging the same and (ii) no third party is infringing, misappropriating, diluting, violating or otherwise using or making available for use by any Person, without a license or permission from the Company or any of its Subsidiaries, any Owned Intellectual Property.

(d) The Company and each of its Subsidiaries have taken all actions reasonably necessary to maintain (i) the validity and enforceability of the Owned Intellectual Property under all applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances) and (ii) the secrecy of all material Trade Secrets used in the business or operations of the Company as presently conducted. No litigation is pending challenging the ownership, validity or enforceability of any material Owned Intellectual Property.

(e) All Persons (including current and former employees and independent contractors) who create or contribute to any portion of, or otherwise would have rights in or to, Owned Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, have executed enforceable written agreements that validly and irrevocably assign to the Company or one of its Subsidiaries all of their rights in and to such material Owned Intellectual Property, or the Company owns all such material Owned Intellectual Property pursuant to applicable Law.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary uses or distributes, or has used or distributed, any Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software (“Open Source Software”) in any manner that would require any source code of the Software included in Owned Company Intellectual Property to be disclosed, licensed for free, publicly distributed, attributed to any person or dedicated to the public. To the Knowledge of the Company, the Company and its Subsidiaries are in material compliance with all terms and conditions of all relevant licenses (including all requirements relating to notices and making source code available to third parties) for all Open Source Software used in the business of the Company and its Subsidiaries as presently conducted.

(g) Neither the Company nor any of its Subsidiaries has disclosed or delivered to any escrow agent or any other Person (other than an employee) any of the source code for any Software owned by the Company or any of its Subsidiaries, and no other Person has the right, contingent or otherwise, to obtain access to such source code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the release, delivery, license or disclosure of any of the source code for any material Software owned by the Company or any of its Subsidiaries to any Person who is not as of the date of this Agreement a current employee.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, the Information Technology Systems of the Company and its Subsidiaries (i) are in good repair and operating condition and are reasonably suitable (including with respect to working condition, performance and capacity) for the Company’s and its Subsidiaries’ business as currently conducted, (ii) do not contain any Malware that would reasonably be expected to interfere with the ability of the Company and its Subsidiaries to conduct the business of the Company as presently conducted or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Data or other non-public information and (iii) have not suffered a material malfunction or failure since the Applicable Date. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has taken commercially reasonable efforts to protect the secrecy, confidentiality and value of the confidential and proprietary information of the Company and its Subsidiaries.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries (i) have implemented, maintained, and complied with commercially reasonable backup, information security, business continuity and disaster recovery technology plans and procedures, (ii) have taken commercially reasonable steps to assess and test such plans and procedures on no less than an annual basis, and such plans and procedures have been proven effective upon such testing, and (iii) are in material compliance with applicable Laws regarding the privacy and security of Personal Data under its control. Since the Applicable Date: (i) there has not been a material failure, breakdown, persistent substandard performance, unauthorized access or use, or other adverse event affecting any of the Information Technology Systems and (ii) the Company and its Subsidiaries have not been notified by any third Person (including pursuant to an audit of the Company by such third Person) of, nor does the Company have any Knowledge of material incidents of, or third party claims related to, any unauthorized access to, or unauthorized disclosure or use of, any Personal Data in the Company’s or any of its Subsidiaries’ possession, or any data security, information security or other technological deficiency with respect to the Information Technology Systems. Neither the Company nor any of its Subsidiaries has received since the Applicable Date any written notice of any material claims, investigations, or alleged violations of any Laws with respect to Personal Data under the control of the Company or any of its Subsidiaries.

(j) Since the Applicable Date, (i) a privacy statement regarding the collection, retention, storage, protection, security, use, disclosure, distribution, transmission, maintenance and disposal (collectively, “Use”) of the Personal Data of individuals who are visitors to the websites or mobile applications of the Company and its Subsidiaries (a “Privacy Statement”) has at all times been and is posted and accessible to individuals on each website or mobile application of the Company and its Subsidiaries to the extent required by applicable Laws and (ii) the Company and its Subsidiaries or any third Person Using such Personal Data on behalf of the Company or its Subsidiaries, have been and are in material compliance with the Privacy Statement and with any and all applicable Laws, regulatory guidelines, contractual requirements, terms of use, and internal written policies applicable to such Use (including the most current version of the Payment Card Industry Data Security Standards).

4.17 Insurance. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of all director and officer insurance policies held by the Company. The insurance policies held by the Company are sufficient to comply with applicable Law, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, except for any such failures to maintain such policies that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no notice of cancellation, refusal of coverage, notice that a defense will be afforded with reservation of rights, or non-renewal or modification has been received by the Company or any of its Subsidiaries with respect to any material insurance policy, and there is no existing default or event which, and the Company and its Subsidiaries have not taken or failed to take any action that, with the giving of notice or lapse of time or both, would constitute a material default by any insured thereunder.

4.18 Financial Advisor Opinion. As of the date of this Agreement, the board of directors of the Company has received the opinion of Goldman Sachs & Co. LLC (“Goldman Sachs”) to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by holders of Shares is fair, from a financial point of view, to such holders.

4.19 Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has engaged Goldman Sachs and Lincoln International LLC to act as the Company’s financial advisors in connection with the Merger. On or prior to the date of this Agreement, the Company has made available to Parent a true, correct and complete copy of the engagement letter between the Company and each financial advisor relating to the Merger.

4.20 Affiliate Transactions. Since January 1, 2022, other than the Transactions contemplated hereby, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, in each case, between the Company or any of its Subsidiaries, on the one hand, and any director, officer, Affiliate or, to the Knowledge of the Company, beneficial owner of five percent (5%) or more of any class of equity interests of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any entity in which any such Person has a direct or indirect material interest, on the other hand (except for amounts due as normal salaries and bonuses and in reimbursement of expenses in the ordinary course of business) (any such transaction, agreement, arrangement or understanding, an “Affiliate Transaction”).

4.21 Health Care and FDA Regulatory Matters.

(a) The Company and its Subsidiaries are and, since the Applicable Date have been, in compliance with all Health Care Laws except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has (i) received any written communication from any Governmental Entity of any violation or alleged violation of any applicable Health Care Law, (ii) been investigated (actual, pending, or, to the Knowledge of the Company, threatened) by any Governmental Entity with regard to any Health Care Law, except for routine audits, inspections, and inquiries, none of which resulted in a material adverse finding against the Company or any of its Subsidiaries, and (iii) otherwise identified or has knowledge of any non-compliance with any Health Care Law, except for such investigations or reviews the outcome of which would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are and, since the Applicable Date have been, in compliance with all terms, conditions and provisions of all applicable Licenses of, or administered by, the FDA, DEA, state boards of pharmacy or other Governmental Entities (the “Applicable Health Care Permits”) except to the extent that such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse

Effect. No approval or consent by a Governmental Entity in connection with Applicable Health Care Permits shall be required in connection with the Merger, except for those Applicable Health Care Permits set forth on Section 4.21(b) of the Company Disclosure Letter. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Governmental Entity has commenced, or given written notice to the Company or any of its Subsidiaries that it intends to commence, a proceeding to revoke, limit, cancel, terminate, suspend, restrict or modify any Applicable Health Care Permit, or given written notice that it intends not to renew any Applicable Health Care Permit.

(c) To the Knowledge of the Company, since the Applicable Date, neither the Company nor any of its Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letter, untitled letter, or other correspondence or notice from the FDA or any analogous correspondence or notice from the DEA, any state board of pharmacy, or any other Governmental Entity alleging or asserting noncompliance by the Company or any of its Subsidiaries with any Health Care Laws.

(d) Except as disclosed in Section 4.20(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has initiated in the last three years or plans to initiate any recalls, market withdrawals, field alerts or notifications, serious adverse event reports, seizures, detentions, holds or other actions relating to an alleged lack of safety or regulatory compliance of products produced, prepared, compounded, manufactured, held, sold, dispensed or distributed by the Company or any of its Subsidiaries.

(e) Except as disclosed in Section 4.20(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has experienced a theft or significant loss of controlled substances that would require reporting to the DEA or comparable Governmental Entity, or experienced any diversion of controlled substances or any breaches of the security systems and procedures required under any Health Care Laws.

(f) The representations and warranties made in this Section 4.21 are the only representations and warranties of the Company with respect to Health Care Laws.

4.22 Real Property.

(a) Section 4.22(a) of the Company Disclosure Letter contains a complete and accurate list of street addresses of all of the material real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”). Either the Company or a Subsidiary of the Company has a valid and fee simple title to each Owned Real Property free and clear of all Liens (other than Permitted Liens). There are no leases or other rights to use or occupy any Owned Real Property or any portion thereof.

(b) Section 4.22(b) of the Company Disclosure Letter sets forth a true and complete list of all material real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as of the date of this Agreement (each, a “Leased Property”). To the Knowledge of the Company, none of the Company or any of its Subsidiaries have received any written notice regarding any material violation, breach or default under any material lease, sublease, license, sublicense or other occupancy agreement, in each case including all amendments thereto, demising any Leased Property to the Company or any of its Subsidiaries (each, a “Lease Agreement”) that has not since been cured.

(c) To the Knowledge of the Company, as of the date of this Agreement, there are no pending or, threatened, condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body, with respect to any Owned Real Property.

4.23 No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this ARTICLE IV, or in any certificate delivered in connection with this Agreement, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby; and neither the Company nor any person on behalf of the Company is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or with respect to any other information made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in this ARTICLE IV, or in any certificate delivered in connection with this Agreement, the Company hereby disclaims all liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Parent or any of Parent’s Affiliates or any Representatives of Parent or any of Parent’s Affiliates, including omissions therefrom. Without limiting the foregoing, the Company makes no representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Parent or any of its Affiliates or any Representatives of Parent of any of its Affiliates regarding the success, profitability or value of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to be disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws of Parent and the certificate of incorporation and bylaws of Merger Sub, in each case as amended to and in effect on the date of this Agreement.

5.2 Ownership of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub was formed solely for purposes of engaging in the transactions contemplated by this Agreement and has not conducted any business prior to the date of this Agreement and does not have any assets, liabilities or obligations of any nature other than those incident to its formation, and prior to the Effective Time will not have engaged in any business and will not have any assets, liabilities or obligations other than those arising pursuant to this Agreement and the transactions contemplated hereby, including the Merger.

5.3 Corporate Authority; Approval. Each of Parent and Merger Sub have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and, subject to obtaining the approval contemplated by Section 6.15 of this Agreement in the case of Merger Sub, perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The adoption of this Agreement by Parent as the sole stockholder of Merger Sub pursuant to Section 6.15 is the only vote or approval required in order for Parent and Merger Sub to execute and deliver this Agreement, to perform their obligations under this Agreement, or to consummate the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions of this Agreement. No approval by the stockholders of Parent is required in order for Parent to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

5.4 Governmental Filings; No Violations.

(a) Other than (i) the filing of the Certificate of Merger pursuant to Section 1.3 and (ii) the necessary Consents required under the HSR Act or any other Antitrust Laws in connection with the Merger, the Exchange Act and the Securities Act, no filings, notices and/or reports are required to be made by Parent or Merger Sub or their Subsidiaries with, nor are any Consents required to be obtained by Parent or Merger Sub or their Subsidiaries from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and/or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, (i) constitute or result in a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or certificate of incorporation or bylaws of Merger Sub, (ii) constitutes or result in, with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, or, (iii) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the Consents referred to in Section 5.4(a) are made or obtained, conflict with or violate any Law or License to which Parent or any of its Subsidiaries is subject; except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, requirement, creation, acceleration, Lien, conflict or violation that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

5.5 Litigation. There are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing or making illegal, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to (i) have a Parent Material Adverse Effect or (ii) affect the legality, validity or enforceability of any Financing. Neither Parent, nor Merger or any of their respective Subsidiaries is a party to or subject to the provisions of any Order, award, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be likely to (i) have a Parent Material Adverse Effect or (ii) affect the legality, validity or enforceability of any Financing.

5.6 Brokers and Finders. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except for Persons whose fees and expenses shall be paid by Parent.

5.7 Financial Ability.

(a) Section 5.7(a) of the Parent Disclosure Letter sets forth true, accurate and complete copies of:

(i) a fully executed debt commitment letter (together with all annexes, schedules and exhibits thereto and the Redacted Fee Letter, in each case as amended, modified, supplemented, replaced or extended from time to time, in each case as permitted by this Agreement, collectively, the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) relating to the commitment of the Lenders to provide the full amount of the debt financing contemplated thereby to consummate the transactions contemplated by this Agreement on the terms and conditions contemplated thereby, and to refinance certain outstanding indebtedness of the Company, including the Existing Credit Agreement, and to pay all related fees and expenses (the “Debt Financing”), and

(ii) fully executed equity commitment letters (together with all annexes, schedules and exhibits thereto, as amended, modified, supplemented, replaced or extended from time to time, in each case as permitted by the Agreement the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Commitment Letters”) from certain persons (the “Equity Investors”) relating to the commitment of the Equity Investors to provide the amount of the cash equity contemplated thereby, on the terms and conditions set forth therein, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses (the “Equity Financing”, together with the Debt Financing, is collectively referred to as the “Financing”). Each Equity Commitment Letter provides that the Company is an express third party beneficiary of the Equity Commitment Letter and is entitled to enforce such agreement, and that Parent and the Equity Investors will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is adequate remedy at law in connection with the exercise of such third party beneficiary rights, in each case in accordance with its terms and subject to the limitations set forth herein, including in Section 9.13 (Specific Performance).

(b) As of the date of this Agreement, the Commitment Letters are legal, valid and binding obligations of the parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their terms, subject only to the Bankruptcy and Equity Exception. As of the date of this Agreement, (i) none of the Commitment Letters has been amended, restated or otherwise modified (and, except as permitted under this Agreement, no such amendment, restatement or modification is contemplated) (provided that the existence or exercise of “market flex” provisions contained in the Redacted Fee Letter shall not constitute an amendment, restatement or modification of the Debt Commitment Letter) and (ii) the respective commitments set forth in the Commitment Letters have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect by Parent, Merger Sub or the Equity Investors or, to the Knowledge of Parent, any other party thereto (and, except as permitted under this Agreement, no such withdrawal, rescission, amendment, restatement or modification is contemplated by Parent, Merger Sub or the Equity Investors or, to the Knowledge of Parent, any other party thereto). As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Commitment Letters, other than any such default, breach or failure that has been waived by the Lenders or the Equity Investor, as the case may be, or otherwise cured in a timely manner by Parent to the satisfaction of the Lenders or Equity Investor, as the case may be. Parent or an Affiliate thereof, has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and intend pay in full any other commitment fees and other fees required to be paid thereunder as and when they become due.

(c) Except as expressly set forth in the Commitment Letters, there are no (i) conditions precedent to the obligations of the Lenders or the Equity Investor to provide the Financing or (ii) contingencies (including any condition or contingency relating to the availability of any “market flex” provisions) that would permit the Lenders or the Equity Investor to change the total amount of the Financing or impose any additional conditions precedent to the availability of the Financing. As of the date of this Agreement, Parent represents and warrants that there are no side letters or agreements or understandings to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the Financing that adversely affect the availability of the Financing other than as expressly set forth in the Commitment Letters.

(d) As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent has no reason to believe that at the Closing, (i) the Financing, as contemplated by the Commitment Letters, will not be available to permit Parent to perform its obligations under this Agreement (including all payments to be made by it in connection herewith) and (ii) Parent will not have immediately available funds in connection with the Financing in an aggregate amount (after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letter, and assuming that all rights to flex the terms of the Debt Financing are exercised to their maximum extent), to enable Parent to (x) consummate the Merger and the other transactions contemplated hereby on the terms contemplated by this Agreement, including the payoff, satisfaction and discharge and/or defeasance by Parent of the Existing Credit Agreement, the release of any guarantees relating thereto and the release of any Liens or other security thereunder (the “Debt Payoff”) if so requested by Parent and (y) pay all related fees and expenses and undertake its other obligations at Closing upon the terms contemplated by this Agreement (collectively, the “Required Amount”). Parent has not incurred any obligation, commitment, restriction or other liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or other liability of any kind, in either case which would impair or adversely affect such resources, funds or capabilities.

(e) As of the date of this Agreement, Parent (both before and after giving effect to any “market flex” provisions contained in the Debt Commitment Letter) does not know of any (i) event that would result in any material breach of, violation of, or constitute a material default (or an event which with notice or lapse of time or both would constitute a material default) by Parent or Merger Sub under the Financing, (ii) reason that any of the conditions precedent to the funding of the Financing will not be satisfied or that the Financing will not be available on the Closing Date or (iii) reason to believe that any of the Equity Investors or Lenders will not perform their respective funding obligations under the Commitment Letters in accordance with their respective terms and conditions. In no event shall the receipt or availability of any funds or financing by Parent or any Affiliate of Parent of any other financing or other transactions contemplated by this Agreement be a condition to any of Parent’s obligations hereunder.

(f) The Equity Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Equity Financing available to Parent on the terms set forth therein. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing available to Parent on the terms set forth therein.

(g) Concurrently with the execution of this Agreement, Parent has delivered to the Company limited guarantees, each dated as of the date of this Agreement (the “Limited Guarantees”) pursuant to which Clayton, Dubilier & Rice Fund XI, L.P., a Cayman Islands exempted limited partnership, TPG Partners VIII, L.P., a Delaware limited partnership and TPG Healthcare Partners, L.P., a Delaware limited partnership (the “Guarantors”), have guaranteed their pro rata portion of the payment of (i) the Parent Termination Fee and the costs and expenses in connection with the enforcement thereof, in each case to the extent such amount is due and payable pursuant to Section 8.5(d) and Section 8.5(f) and (ii) the expense obligations of Parent to the extent due pursuant to Section 6.10(a)(i) and Section 6.10(a)(ii). The Limited Guarantees are in full force and effect and are valid and binding on the applicable Guarantor and enforceable against the applicable Guarantor in accordance with its terms and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantors under the Limited Guarantees.

5.8 Solvency. Neither Parent nor Merger Sub is entering into this Agreement or the Debt Commitment Letter with the intent to hinder, delay or defraud either present or future creditors of Parent, the Company or any of its Subsidiaries or any other Person. Immediately after giving effect to all of the transactions contemplated by this Agreement and the Commitment Letters, including the Financing and the making of the payments contemplated by this Agreement, and assuming (i) the satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, the accuracy of the representations and warranties of the Company set forth herein and the performance by the Company of its obligations hereunder and (ii) that the most recent financial forecasts for the Company made available to Parent prior to the date hereof have been prepared in good faith based upon assumptions that were, and continue to be, reasonable and (iii) that, immediately prior to the Effective Time, without giving effect to the Financing, the Company and its Subsidiaries, on a consolidated basis, are Solvent, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent.

5.9 No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this ARTICLE V, or in any certificate delivered in connection with this Agreement, neither Parent nor Merger Sub is making and has made, and no other Person is making or has made on behalf of Parent and Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby; and neither Parent nor Merger Sub nor any person on behalf of Parent and Merger Sub is making any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

5.10 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) certain books and records of the Company and its Subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in ARTICLE IV or in any certificate delivered in connection with this Agreement, and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except for the representations and warranties set forth in ARTICLE IV or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE VI

COVENANTS

6.1 Interim Operations. Except (1) as required by applicable Law, (2) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (3) for commercially reasonable actions as required to comply with COVID-19 Measures, (4) as expressly disclosed in Section 6.1(a) of the Company Disclosure Letter or (5) as expressly provided for in this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the execution of this Agreement and prior to the earlier of (x) the Effective Time or (y) termination of this Agreement in accordance with Article VIII (A) the Company shall use its commercially reasonable efforts to conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practice; provided, however that no action that is specifically permitted by any of subclauses (a) through (n) of Section 6.1(B) shall be deemed a breach of either this clause (A) or any other subclause of Section 6.1(B)) and (B) without limiting the generality of, and in furtherance of, the foregoing the Company shall not and will not permit any of its Subsidiaries to:

(a) (i) amend, supplement or otherwise modify its certificate of incorporation or bylaws (or comparable governing documents), other than amendments to the governing documents of any wholly owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement, (ii) split, combine, subdivide or reclassify its outstanding equity interests (except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction), (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any of its equity interests (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company) or (iv) purchase, repurchase, redeem or otherwise acquire any of its equity interests or any securities convertible or exchangeable into or exercisable for any of its equity interests (other than (1) pursuant to the exercise of Company Options or the forfeiture of, or withholding of Taxes with respect to, Company Options, Restricted Stock Units or Performance Restricted Stock Units or (2) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company);

(b) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of any wholly owned Subsidiaries of the Company that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement) or create any Subsidiary of the Company or any of its Subsidiaries;

(c) (i) increase in any material respect the compensation or benefits payable to any current or former director, officer, employee, consultant or other service provider with an annual salary in excess of $250,000, other than increases in base salary for promotions or as a result of salary reviews made in the ordinary course of business and consistent with past practices, (ii) grant any extraordinary bonus or any equity compensation to any current or former director, officer, employee, consultant or other service provider, (iii) establish, adopt or enter into, other than in the ordinary course of business in accordance with past practice, any new bonus, pension, other retirement, deferred compensation, equity compensation, change in control, retention or other benefit agreement, plan or arrangement or other Company Plan (including any Contract that would be a Company Plan if it were in existence as of the date of this Agreement) for the benefit of any current or former director, officer, employee, consultant or other individual service provider or (iv) make any change to any Company Plan that would materially increase the costs to the Company in respect of such Company Plan;

(d) incur any Indebtedness, guarantee, endorse, assume or otherwise become liable or responsible (directly or indirectly) any Indebtedness of another Person or issue any rights to acquire any Indebtedness, except (i) in the ordinary course of business, borrowings under the Company’s revolving credit facility as in effect as of the date hereof, including pursuant to the Company’s Existing Credit Agreement, (ii) in replacement of existing Indebtedness which has matured or is scheduled to mature, in each case after the date of this Agreement, on then prevailing market terms or on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than the Indebtedness being replaced, (iii) inter-company Indebtedness among the Company and its wholly owned Subsidiaries, (iv) (A) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (B) overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business consistent with past practice or (v) hedging in compliance with the hedging strategy of the Company as of the date of this Agreement in the ordinary course of business consistent with past practice and not for speculative purposes;

(e) make or commit to any capital expenditures other than in the ordinary course of business consistent with past practice and which do not exceed, in the aggregate, for the period between the date hereof and the Effective Date, 110% of the capital expenditures provided for in the 2022 budget previously provided to Parent;

(f) other than sales of inventory in the ordinary course of business consistent with past practice, transfer, lease, license, sell, assign, mortgage, pledge, encumber, place a Lien upon or otherwise dispose of any properties, rights or assets (including equity interests of any of its Subsidiaries), with a fair market value in excess of $5,000,000 individually or $20,000,000 in the aggregate (other than transactions among the Company and its wholly owned Subsidiaries);

(g) issue, deliver, sell, grant, transfer, assign, pledge or encumber, agree or commit to or authorize the issuance, delivery, sale, grant, transfer, assignment, pledge or encumbrance of, any shares of its capital stock or any other equity interest in the Company or any Company Subsidiary or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares or equity interest, except (i) for any Shares issued pursuant to Company Options, Restricted Stock Units and Performance Restricted Stock Units outstanding on the date of this Agreement in accordance with the existing terms of such awards and the Company Stock Plans as of the date hereof and (ii) by wholly owned Subsidiaries to the Company or to any other wholly owned Subsidiary of the Company;

(h) other than in the ordinary course of business, spend or commit to spend in excess of $5,000,000 individually or $20,000,000 in the aggregate to acquire any business or to acquire assets or other property, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at fair market value as of the date of the agreement for such acquisition);

(i) make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any authoritative interpretation thereof) or by applicable Law;

(j) abandon any material existing lines of business or enter into any material new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement;

(k) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company);

(l) (i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract or waive, release or assign any material rights, claims or benefits under any Material Contract or (ii) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement unless it is on terms substantially consistent with, or on terms more favorable to the Company or its Subsidiaries (and to Parent and its Subsidiaries following the Closing) than, either a Contract it is replacing or a form of such Material Contract made available to Parent prior to the date hereof; provided that the foregoing shall not prohibit or restrict the ability of the Company or its Subsidiaries to take any action described in this Section 6.1(l) in the ordinary course of business consistent with past practices with respect to Contracts or Material Contracts; provided, further that for the avoidance of doubt, this Section 6.1(l) shall not prohibit or restrict any Company Plans;

(m) (A) settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other Proceedings before or threatened to be brought before a Governmental Entity, other than settlements if the amount of any such settlement is not in excess of $1,000,000 individually or $5,000,000 in the aggregate, in each case in excess of amounts available under the Company’s applicable insurance policy, provided that such settlements do not involve any admission of guilt (through a plea or otherwise), non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Company and its Subsidiaries or Parent and its Subsidiaries, or (B) waive, release, grant or transfer any material claim or right of material value or knowingly consent to the termination of any material claim or right of material value;

(n) other than in the ordinary course of business consistent with past practice, make or change any material Tax election, make any material change to any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(o) enter into any material Affiliate Transaction; or

(p) agree, resolve or commit to do any of the foregoing.

6.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.2, the Company shall not, and shall use its reasonable best efforts to cause its and its Subsidiaries’ and its and their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations with any Person regarding, or relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal; or (iii) provide any non-public information concerning the Company or any of its Subsidiaries to any Person, or afford access to the business, assets, properties, books or records, other information or employees or other Representatives of the Company or any of its Subsidiaries in connection with, with the intent to induce, or that could reasonably be expected to lead to, any Acquisition Proposal. The Company shall, and the Company shall cause its Subsidiaries and direct its Representatives to, immediately (1) cease and cause to be terminated any discussions and negotiations with any Person (other than Parent, Merger Sub and their Representatives) conducted heretofore with respect to any Acquisition Proposal, or proposal that could reasonably be expected to lead to an Acquisition Proposal and cease providing any information to any such Person or its Representative, (2) with respect to any Person with whom such discussions or negotiations have been terminated, promptly following the date hereof (and in any event within two Business Days hereof) request that such Person and its Representatives to return or destroy, in accordance with the terms of the applicable confidentiality agreement, any information furnished by or on behalf of the Company and shall take all necessary action to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement, (3) promptly terminate all access granted to any Person and its Representatives to any physical or electronic data rooms relating (or other diligence access) and (4) not terminate, waive, amend or modify any provision of any existing confidentiality or standstill agreement with respect to a potential Acquisition Proposal; provided that the foregoing shall not restrict the Company from informing any Person that makes an Acquisition Proposal of the restrictions imposed by this Section 6.2.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 6.2(a), but subject to compliance with this Section 6.2(b), prior to the time, but not after, the Company Requisite Vote is obtained, the Company may, in response to an unsolicited, bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.2, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Acquisition Proposal; provided that such information has previously been made available to Parent or is provided to Parent promptly (and in any event within twenty-four (24) hours) following the time such information is made available to such Person and that, prior to furnishing any such non-public information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal) and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, (1) the board of directors of the Company (acting on the recommendation of the Transaction Committee) determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with an independent financial advisor of nationally recognized reputation that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the Company directors’ fiduciary duties under applicable Law and (2) with respect to clause (ii) above, the Company provides written notice to Parent at least twenty-four (24) hours prior to engaging or participating in any discussions or negotiations with any such Person regarding such Acquisition Proposal.

(c) Notice. The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent if (i) any written or other bona fide inquiries, proposals or offers with respect to an Acquisition Proposal or that could be reasonably expected to lead to an Acquisition Proposal are received by the Company, (ii) any non-public information is requested in connection with any bona fide inquiries, proposals or offers with respect to an Acquisition Proposal or that could be reasonably expected to lead to an Acquisition Proposal or (iii) discussions or negotiations with any Person with respect to an Acquisition Proposal or that could be reasonably expected to lead to an Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including providing copies of any written materials delivered by such Person) and thereafter shall keep Parent reasonably informed, on a current basis, of the status and terms of any such proposals or offers (including any material amendments thereto) and the status of any such discussions or negotiations (including delivery to Parent within twenty-four (24) hours of copies of all communications delivered by or on behalf of such Person in connection with such proposal or offer).

(d) No Change in Recommendation or Alternative Acquisition Agreement. Except as provided in Section 6.2(e) and Section 6.2(f), neither the board of directors of the Company nor any committee thereof shall (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal, (ii) fail to include the Company Recommendation in the Proxy Statement,

(iii) after receipt of any Acquisition Proposal, fail to recommend against such Acquisition Proposal and, after receipt of such Acquisition Proposal, reaffirm the Company Recommendation within ten (10) days of receipt of a written request from Parent to do so (and if the Company Stockholders Meeting is scheduled to be held within ten (10) days, then within two (2) Business Days of such request), (iv) fail to recommend against any Acquisition Proposal that is a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, (v) approve or recommend, or publicly propose to enter into an Alternative Acquisition Agreement (each of the foregoing clauses (i)-(v), a “Change in Recommendation”) or (vi) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with Section 6.2(a) and Section 6.2(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(e) Superior Proposal Exception to Change in Recommendation Provision or Entry into an Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in Section 6.2(d), following receipt of a written Acquisition Proposal by the Company after the date of this Agreement that did not result from a breach in any material respect of this Section 6.2 and that the board of directors of the Company (acting on the recommendation of the Transaction Committee) determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, the board of directors of the Company (acting on the recommendation of the Transaction Committee) may, at any time prior to the time the Company Requisite Vote is obtained, make a Change in Recommendation or terminate this Agreement in accordance with Section 8.3(b) in order to enter into the Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 6.2(e)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent four (4) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and an additional two (2) Business Day period) and (3) that, subject to clause (ii) below, the board of directors of the Company (acting on the recommendation of the Transaction Committee) has determined to make a Change in Recommendation or to terminate this Agreement in accordance with Section 8.3(b) in order to enter into the Alternative Acquisition Agreement, as applicable and (B) prior to making such a Change in Recommendation or terminating this Agreement in accordance with Section 8.3(b), as applicable, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such notice period, to consider any adjustments proposed in writing by Parent to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and

(ii) the board of directors of the Company (acting on the recommendation of the Transaction Committee) shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Change in Recommendation or to so terminate this Agreement in accordance with Section 8.3(b), as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into an Alternative Acquisition Agreement before this Agreement has been validly terminated in accordance with its terms.

(f) Intervening Event Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 6.2(d), upon the occurrence of any Intervening Event, the board of directors of the Company (acting on the recommendation of the Transaction Committee) may, at any time prior to the time the Company Requisite Vote is obtained, make a Change in Recommendation if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent four (4) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Change in Recommendation and (2) state expressly that, subject to clause (ii) below, the board of directors of the Company (acting on the recommendation of the Transaction Committee) has determined to make a Change in Recommendation and (B) prior to making such a Change in Recommendation, used reasonable best efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such four (4) Business Day notice period to consider any adjustments proposed in writing by Parent to the terms and conditions of this Agreement such that the failure of the board of directors of the Company to make a Change in Recommendation in response to the Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) the board of directors of the Company (acting on the recommendation of the Transaction Committee) shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed in writing by Parent, the failure to make a Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal Law with regard to an Acquisition Proposal; provided that this Section 6.2(g) shall not be deemed to permit the Company or the board of directors of the Company to make a Change in Recommendation except in accordance with Section 6.2(e) or Section 6.2(f).

6.3 Information Supplied; Schedule 13e-3. (a) The Company shall, as promptly as possible, and in any event within thirty (30) days of the date of this Agreement, prepare and file with the SEC a proxy statement on Schedule 14A (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) in preliminary form relating to the Company Stockholders Meeting. The Company and Parent shall each use their reasonable best efforts to promptly provide responses to the SEC with respect to any comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the staff of the SEC (the “Staff”) advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13e-3”) relating to the transactions contemplated by this Agreement.

(c) No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon (other than any filing, amendment or supplement in connection with a Change in Recommendation). The Company and Parent shall (i) provide each other with a reasonable opportunity to review drafts of the Schedule 13e-3 prior to filing the Schedule 13e-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the other Party, its outside legal counsel and its other Representatives. The Company shall promptly provide Parent with copies of all such filings, amendments or supplements to the extent not readily publicly available. Parent shall (A) furnish all information required by the Exchange Act or applicable Law to be included in the Proxy Statement concerning it and its Affiliates to the Company, (B) provide such other assistance as may be reasonably requested by the Company in connection with the preparation of information to be included therein and (C) otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments received from the SEC. If at any time prior to the receipt of the Company Requisite Vote, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement or Schedule 13e-3, as applicable, such that the Proxy Statement or Schedule 13e-3 would not (1) include any misstatement of a material fact or (2) omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then (x) the party that makes such discovery shall promptly notify the other party and (y) the Company shall prepare (with Parent’s reasonable assistance) and file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the Staff and of any request by the SEC or the Staff for amendments or supplements to the Proxy Statement or Schedule 13e-3 or for additional information and shall supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the Staff, on the other hand, with respect to the Proxy Statement, Schedule 13e-3 or the Merger. No response to any comments from the SEC or the Staff relating to the Proxy Statement or Schedule 13e-3 will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon, unless made pursuant to a telephone call initiated by the SEC. The Company will cause the Proxy Statement to comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company and Parent agree, as to themselves and their Affiliates, that the Schedule 13e-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

6.4 Company Stockholders Meeting.

(a) The Company will, in coordination with Parent, as promptly as reasonably practicable in accordance with applicable Law and the Company Certificate of Incorporation and Company Bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the adoption of this Agreement (the “Company Stockholders Meeting”). Subject to the provisions of Section 6.2, the board of directors of the Company shall (i) include the Company Recommendation in the Proxy Statement, (ii) recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and (iii) use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, if on or before the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (A) it will not receive proxies representing the Company Requisite Vote, whether or not a quorum is present or (B) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may, in its reasonable discretion, postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting in consultation with Parent (provided that the Company may not postpone or adjourn the Company Stockholders Meeting more than two months in the aggregate pursuant to this sentence without Parent’s prior written consent (and in no event shall any such postponed or adjourned Company Stockholders Meeting be held later than three (3) Business Days prior to the Termination Date). In addition, notwithstanding the first sentence of this Section 6.4(a), the Company may (and if required by Parent on no more than two occasions, shall for a reasonable period of time not to exceed ten Business Days in the aggregate) postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated in a manner suitable under applicable Law and reviewed by stockholders of the Company prior to the Company Stockholders Meeting. Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting. The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement. Notwithstanding the foregoing, in no event will the record date of the Company Stockholders Meeting be changed without the Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

(b) Notwithstanding any Change in Recommendation, the Company shall nonetheless submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VIII prior to the Company Stockholders Meeting.

6.5 Filings; Other Actions; Notification and Cooperation.

(a) The Company and Parent shall, subject to Section 6.2, cooperate with each other and use, and shall cause their respective Subsidiaries and controlled Affiliates to use, their respective reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as expeditiously as possible, and in no event later than the Termination Date, including (i) preparing and filing all documentation to effect all necessary notices, reports and other filings (and in any event, by filing within ten (10) Business Days after the date of this Agreement the notifications, filings and other information required to be filed under the HSR Act and as promptly as practicable in the case of all other filings required under any other Antitrust Laws with respect to the transactions contemplated hereby) and to obtain as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (including those listed in Section 7.1(b)(ii) of the Company Disclosure Letter), (ii) satisfying the conditions to consummating the Merger, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, (iv) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Merger and (v) executing and delivering any reasonable additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b) Subject to Section 6.5(c), in the event that the parties receive a request for information or documentary material pursuant to the HSR Act or any other Antitrust Laws, including a request for additional information and documentary material (a “Second Request”), unless otherwise agreed to by Parent and the Company, the parties will use their reasonable best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process. None of the parties, including their respective Subsidiaries and controlled Affiliates, shall take, cause or permit to be taken, or omit to take, any action which such party reasonably expects is likely to materially delay or prevent consummation of the contemplated transactions, unless otherwise agreed to by the parties. In furtherance of the foregoing, from the date of this Agreement until the Effective Time, neither CD&R nor TPG (solely with respect to the TPG Capital platform) (each as defined below) shall directly or indirectly (but subject in all respects to the immediately succeeding sentence) acquire or agree to acquire by merger or consolidation with, or by purchasing the assets of or equity in, any Person (a “Specified Acquisition”), if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition would reasonably be expected to prevent or delay past the Termination Date the satisfaction of the condition to Closing set forth in Section 7.1(b). Notwithstanding anything to the contrary the restrictions in the foregoing sentence shall not apply to any existing portfolio company (as such term is commonly understood in the private equity industry) of CD&R or TPG. None of the parties, without the other party’s prior written consent, shall (i) withdraw or refile any filing made under the HSR Act or any other Antitrust Laws, (ii) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the contemplated transactions under the HSR Act or any other Antitrust Laws or (iii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the parties not to consummate the contemplated transactions (or that would otherwise prevent or prohibit the parties from consummating the contemplated transactions).

(c) Parent and the Company shall cooperate with respect to the Antitrust Laws; however, after consulting with the Company, Parent shall have final decision making authority with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Merger prior to the Termination Date. No party hereto or its counsel shall independently participate in any substantive call or meeting relating to the Antitrust Laws with any Governmental Entity in respect of such filings, investigation, or other inquiry without first giving the other party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate. In furtherance of the foregoing and to the extent permitted by applicable Law, (i) each party shall notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Section 6.5, (ii) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (iii) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry, or a summary of any oral communication and (iv) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Merger, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto. In exercising the foregoing cooperation rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 6.5 may be reasonably redacted as necessary to address reasonable privilege concerns or to comply with contractual arrangements or applicable Law.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, Parent, including its Subsidiaries and controlled Affiliates, hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws with respect to the transactions contemplated hereby and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the transactions contemplated hereby. For the purposes of this Section 6.5, “reasonable best efforts” shall include taking any and all actions (such actions, the “Regulatory Actions”) necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Merger and the other transactions contemplated hereby as expeditiously as possible, and in no event later than the Termination Date, including (A)(i) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of the businesses, assets, properties, products, product lines, services or equity interests of the Company or Parent or their respective Subsidiaries or controlled Affiliates, (ii) creating, terminating, or amending any existing or new relationships, ventures, contractual rights or obligations of Parent, the Company or their respective Subsidiaries or controlled Affiliates, (iii) otherwise taking or committing to take any action that would limit Parent’s freedom of action with respect to the operation of, or its ability to retain or hold, directly or indirectly, any businesses, assets, properties, products, product lines, services or equity interests of Parent or the Company (including any of their respective Subsidiaries or controlled Affiliates), provided, that such Regulatory Actions shall be conditioned upon and become effective only from and after the Effective Time; and (B) defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring prior to the Termination Date; provided that such litigation in no way limits the obligation of Parent pursuant to the foregoing sentence.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, if any administrative or judicial Proceeding, including any such Proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Merger.

(f) Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, Affiliates, directors, officers and stockholders and such other matters as may be reasonably requested by the other party that is necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(g) Status. The Company and Parent shall keep each other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of any notice or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates from any third party or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, other than immaterial communications.

(h) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.5 or any other provision of this Agreement shall require Merger Sub, Parent or any of their Affiliates (including Clayton, Dubilier & Rice, LLC (“CD&R”) and TPG Global, LLC (“TPG”) or any investment funds or investment vehicles affiliated with, or managed or advised by, CD&R or TPG or any portfolio company (as such term is commonly understood in the private equity industry) or investment of CD&R, TPG or of any such investment fund or investment vehicle) to, and the Company shall not, without the prior written consent of Parent, agree or otherwise be required to take any action (including any steps or actions contemplated by this Section 6.5) with respect to CD&R, TPG or such Affiliates, other than with respect to Parent and/or its Subsidiaries.

6.6 Access; Consultation.

(a) Upon reasonable advance notice (and in any event not less than twenty-four (24) hours’ notice), and except as may otherwise be required by applicable Law, (x) the Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ directors, officers or employees to, and shall direct its other Representatives to, afford Parent and its Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to the Company’s and its Subsidiaries’ properties, assets, commitments, Tax Returns, Contracts, books and records and, (y) during such period, the Company shall, and shall cause its Subsidiaries to, furnish as promptly as reasonably practicable to Parent all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by Parent in connection with the Merger; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company; and provided, further that the foregoing shall not require the Company to permit any invasive environmental sampling or any inspection or to disclose any information pursuant to this Section 6.6, to the extent that (i) in the reasonable good faith judgment of the Company’s outside legal counsel, any applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such information or disclosure thereof would expose the Company to an unreasonable risk of liability for disclosure of sensitive personal information, (ii) in the reasonable good faith judgment of the Company, the information is subject to confidentiality obligations to a third party or its disclosure would violate the terms of any confidentiality agreement or other Contract that is binding on the Company or any of its Subsidiaries or (iii) disclosure of any such information or document would result in the waiver or loss of attorney-client privilege, work product doctrine or any other legal privilege; provided, further that with respect to the foregoing clauses (i) through (iii) of this Section 6.6(a), the Company shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Company and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction (solely to the extent necessary) or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 6.6 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company. All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or such Person as may be designated by any such executive officer.

(b) Each of Parent and the Company may, as it deems advisable and necessary, reasonably designate competitively sensitive material as “Outside Counsel Only Material” or with similar restrictions. Such material and the information contained therein shall be given only to the outside counsel of the recipient, pursuant to the terms of an agreement with respect thereto on terms that are reasonably acceptable to Parent and the Company and pursuant to which such information shall not be disclosed by such outside counsel to any directors, officers or employees of the recipient without the express prior permission of the Company or its legal counsel, and shall be subject to any additional confidentiality or joint defense agreement between the parties. All information exchanged pursuant to this Section 6.6, including all information and/or discussions resulting from any access provided pursuant to this Section 6.6 shall be subject to the Confidentiality Agreements, which shall survive any termination of this Agreement and continue in full force and effect in accordance with its terms.

(c) To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

6.7 Stock Exchange De-listing and De-registration. The Company shall take all commercially reasonable actions necessary to permit the Shares to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as possible following the Effective Time.

6.8 Publicity. The Company and Parent shall consult with each other prior to issuing or making, and provide each other the opportunity to review and comment on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or the NASDAQ, (b) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (c) any press release or public statement that in the good faith judgment of the applicable party is consistent with prior press releases issued or public statements made in compliance with this Section 6.8 or (d) with respect to any Change in Recommendation expressly permitted by this Agreement or Parent’s response thereto.

6.9 Employee Benefits.

(a) Parent agrees that each employee of the Company or its Subsidiaries who continues to remain employed with the Company or its Subsidiaries following the Closing (a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Closing (the “Continuation Period”), be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) target annual (or shorter) cash bonus opportunities, that are no less favorable in the aggregate than the target annual (or shorter) cash bonus opportunities provided to such Continuing

Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) employee benefits that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to such Continuing Employees as of immediately prior to the Effective Time (excluding, for all purposes of this clause (iii) severance, defined benefit pension and post-employment medical benefits, equity or other long-term incentive compensation, stock purchase plan benefits and change-in-control, transaction or retention compensation or benefits). Additionally, Parent agrees that each Continuing Employee shall, as to any qualifying termination occurring during the period commencing at the Effective Time and ending on December 31st of the year of the first anniversary of the Closing, be provided with severance benefits that are no less favorable than the severance benefits under the Company Plans set forth on Section 6.9(a) of the Company Disclosure Letter. Parent shall or shall cause the Surviving Corporation to honor and assume all obligations under employment agreements and severance plans listed on Section 6.9(a) of the Company Disclosure Letter with their terms as in effect immediately prior to the Effective Time.

(b) Parent shall or shall cause the Surviving Corporation to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Continuing Employees under the benefit plans provided for those employees except to the extent such condition or exclusion was applicable to an individual Continuing Employee prior to the Effective Time. With respect to the plan year during which the Effective Time occurs, Parent shall provide each Continuing Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent plan in which such Continuing Employee is eligible to participate following the Closing Date.

(c) From and after the Closing Date, Parent shall or shall cause the Surviving Corporation to, provide credit (without duplication) to Continuing Employees for their service recognized by the Company and its Subsidiaries as of the Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off, and severance entitlements to the same extent and for the same purposes as such service was credited under the Company Plans, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(d) The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and neither any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Nothing in this Section 6.9 shall be construed to confer on any Person, other than the parties, their successors and permitted assigns, any right to enforce the provisions of this Section 6.9 or be construed as an amendment of any Company Plan or the requirement to maintain any existing or adopt any new Company Plan.

6.10 Expenses; Transfer Taxes.

(a) Except as otherwise provided in Section 6.15 and Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that (i) the fees, costs and expenses incurred in connection with the filing of the Schedule 13e-3 and the Proxy Statement and printing and mailing the Proxy

Statement shall be shared equally by Parent and the Company and (ii) Parent will be responsible for, and pay, one hundred percent (100%) of the fees, costs and expenses incurred in connection with the filings required under the HSR Act and any other filings required or advisable by any Governmental Entity.

(b) All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by or on behalf of Parent when due and payable.

6.11 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each present and former director and officer of the Company or any of its Subsidiaries, determined as of the Effective Time (the “Indemnified Parties”), against any and all costs (including settlement costs) or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or based on the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person prior to the Effective Time, in each case, whether threatened, pending or completed and whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the Laws of the State of Delaware, any applicable indemnification agreement to which such Person is a party, the Company Certificate of Incorporation or Company Bylaws in effect on the date of this Agreement to indemnify such Person (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification). Parent shall, and shall cause the Surviving Corporation to, ensure that the organizational documents of the Surviving Corporation and its Subsidiaries, shall, for a period of six (6) years from and after the Effective Time, contain provisions no less favorable, in the aggregate, with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Certificate of Incorporation and Company Bylaws (or equivalent organizational and governing documents of any Subsidiary). Any right of indemnification of an Indemnified Party pursuant to this Section 6.11 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however that in no event shall the Company be required to expend for such policies an annual premium amount in excess of three-hundred percent (300%) of the annual premiums currently paid by the Company for such insurance. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable, in the aggregate, as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however that in no event shall the Company expend, or Parent or the Surviving Corporation be required to expend for such policies, an annual premium amount in excess of three-hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; provided, further that if the premium for such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case as a condition thereto, Parent or the Surviving Corporation (or their respective successors or assigns), as applicable, shall cause such Person to assume (either by operation of law or by written instrument) all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 6.11 shall be in addition to any rights such individual may have under the Laws of the State of Delaware, any applicable indemnification agreement to which such Person is a party, the Company Certificate of Incorporation or the Company Bylaws, and Parent acknowledges and agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities now existing in favor of any Indemnified Party for actions or omissions occurring at or prior to the Effective Time shall continue in full force and effect in accordance with their terms.

(e) Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld or delayed) to such settlement, compromise or consent.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to any directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under such policies.

6.12 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13 Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.14 Section 16(b). Prior to the Effective Time, the Company shall (and shall be permitted to) take all actions as may be reasonably requested by any party hereto to cause any dispositions (or deemed dispositions) of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

6.15 Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the transactions contemplated hereby, including the Merger, in accordance with the DCGL, by written consent. Parent shall promptly deliver a copy of such executed written consent to the Company.

6.16 Stockholder Litigation. The Company shall promptly advise Parent of any Proceeding commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to this Agreement and the transactions contemplated hereby, including the Merger, and shall keep Parent reasonably informed on a reasonably current basis regarding any such Proceeding. The Company shall give Parent the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against the Company and/or its officers or directors, and Parent shall give the Company the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against Parent and/or its officers or directors, in each case relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon defense agreement.

6.17 Existing Credit Agreement. The Company shall (a) obtain a customary executed pay-off letter (in form and substance reasonably acceptable to Parent) (the “Debt Payoff Letter”) at least one (1) Business Day prior to the Closing Date, guarantee terminations and lien terminations, if applicable, to the extent necessary for the termination of all guarantees granted in connection with, the release of all Liens related to, and the prepayment, payoff, discharge and termination in full of all obligations outstanding under, the Credit Agreement, dated as of February 7, 2019, among the Company, the financial institutions listed therein as lenders, JPMorgan Chase Bank, N.A. as administrative agent for the lenders named therein, Bank of America, N.A., ING Bank, N.V., TD Bank, N.A., MUFG Union Bank, N.A., HSBC Bank USA, N.A. and Wells Fargo Bank, N.A., as syndication agents and Citizens Bank, N.A. and Capital One, N.A., as co-documentation agents, and JPMorgan Chase Bank, N.A., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint bookrunners, as amended to the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), (b) provide Parent with a draft copy of such Debt Payoff Letter at least three (3) Business Days prior to the Closing Date and (c) give (by the date required under the Existing Credit Agreement) any necessary notices (including notices of prepayment) to allow for the prepayment, payoff, discharge and termination in full of the Existing Credit Agreement at the Closing.

6.18 Financing.

(a) Each of Parent and Merger Sub shall, and Parent shall cause Merger Sub to, use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on terms (including the “market flex” provisions) and conditions no less favorable to Parent than those described in the Commitment Letters, including using reasonable best efforts, after the date of this Agreement and prior to the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, to:

(i) negotiate definitive financing agreements with respect to the Financing (the “Definitive Financing Agreements”) on terms and conditions no less favorable to Parent than those contained in the Commitment Letters (including any “market flex” terms and conditions), provided, however, that in no event shall any of the Definitive Financing Agreements (A) reduce the aggregate amount of the Financing provided for in the Commitment Letters (including by changing the amount of fees or original issue discount contemplated by the Commitment Letters) such that Parent would not have sufficient cash proceeds to permit Parent to pay the Required Amount on the Closing Date; (B) expand the conditions or other contingencies relating to the receipt or funding of the Financing beyond those expressly set forth in the Commitment Letters, amend or modify any of such conditions or other contingencies or impose any new or additional condition or other contingency relating to the receipt or funding of the Financing, in each case, in a manner that would reasonably be expected to (x) make the funding of the Financing (or the satisfaction of the conditions to obtaining the Financing) less likely to occur or (y) materially delay or prevent the Closing; (C) contain terms (other than those terms expressly set forth in the Commitment Letters) that could reasonably be expected to materially delay the Effective Time or the date on which the Financing would be obtained or make the timely funding of the Financing less likely to occur; or (D) adversely impacts the ability of Parent or Merger Sub to enforce its rights against any of the other parties to the Commitment Letters or Definitive Financing Agreements;

(ii) enter into Definitive Financing Agreements with respect thereto and consummate the Financing contemplated by the Commitment Letters substantially concurrently with the Closing;

(iii) satisfy on a timely basis (taking into account the anticipated timing of the Marketing Period and the Closing) or obtain the waiver of all covenants and conditions in the Commitment Letters and the Definitive Financing Agreements that are within Parent’s control;

(iv) pay in a timely manner any commitment or other fees that are or become payable under any of the Commitment Letters or Definitive Financing Agreements on or following the Date of this Agreement;

(v) enforce its rights under the Commitment Letters and Definitive Financing Agreements; and

(vi) use its reasonable best efforts to cause the Financing to be funded in full substantially concurrently with the Closing.

(b) Parent will furnish promptly upon request correct and complete copies of all material Definitive Financing Agreements to the Company. Without limiting any of its obligations hereunder, Parent shall keep the Company informed in writing upon request on a reasonably current basis in reasonable detail with respect to the status of the Financing. Without limiting the foregoing, Parent shall give the Company and the Company’s legal counsel reasonable opportunity to review and comment upon drafts of all commitment letters and Definitive Financing Agreements, and shall give due consideration to all reasonable comments and changes proposed on behalf of the Company. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice upon having knowledge of (i) any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) on the part of any party to any Commitment Letter or Definitive Financing Agreement, (ii) the receipt by Parent or Merger Sub of any written notice or other written communication from any Person with respect to any actual or potential material breach, default or dispute by or involving any party under any Commitment Letter or Definitive Financing Agreement, (iii) any actual or purported termination, rescission or repudiation of any Commitment Letter or Definitive Financing Agreement, or any provision thereof, (iv) any actual material dispute or disagreement with any Person expected to provide any portion of the Financing and (v) any other circumstance that could reasonably be expected to materially and adversely affect the ability of Parent to obtain, prior to the date the Closing is required to occur in accordance with this Agreement, all or any portion of the Financing on the terms, in the manner or from the sources contemplated by any of the Commitment Letters or Definitive Financing Agreements.

(c) Neither Parent nor Merger Sub shall agree to or permit any amendment or modification to be made to, or any waiver of any provision (including any termination or reduction of any commitment and/or any consent to any assignment, termination or release) or remedy under (including through the execution of any “side” letter), any Commitment Letter or Definitive Financing Agreement if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing provided for in the Commitment Letters (including by changing the amount of fees or original issue discount contemplated in the Commitment Letters) such that Parent would not have sufficient cash proceeds to permit Parent to pay the Required Amount on the Closing Date or (ii) would reasonably be expected to (x) make the funding of the Financing (or the satisfaction of the conditions to obtaining the Financing) less likely to occur, (y) materially delay or prevent the Closing or (z) adversely impact the ability of Parent or Merger Sub to enforce its rights against any of the other parties to the Commitment Letters; provided that (i) Parent may replace, amend, supplement or modify the Debt Commitment Letter to add bona fide lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) that have not executed the Debt Commitment Letter as of the date of this Agreement (it being understood that the aggregate commitments of the lenders party to the Debt Commitment Letter prior to such replacement, amendment, supplement or modification may be reduced in the amount of such additional party’s binding commitments under the relevant replacement, amendment, supplement or modification, which shall otherwise contain the terms set forth in the Debt Commitment Letter immediately prior to such replacement, amendment, supplement or modification, unless any modification (other than the addition of the relevant bona fide lender, lead arranger, bookrunner, syndication agent or similar entity (or additional title)) would otherwise be permitted by the terms of this Section 6.18(c)) and (ii) Parent shall notify the Company in writing of any replacement, amendment, supplement or other modification of, or waiver of any of its rights under, any Commitment Letter reasonably promptly after the time such replacement, amendment, supplement, modification or waiver is agreed.

(d) In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any “market flex” provisions that are contained in the Redacted Fee Letter) (other than as a result of the Company’s failure to satisfy the conditions in Section 7.1 or 7.2), Parent will (i) use its reasonable best efforts to obtain alternative debt financing (in an amount sufficient such that the aggregate funds that would be available to Parent at the Closing will be sufficient to pay the Required Amount) (the “Alternative Financing”); provided that Parent shall not be required to arrange or obtain any Alternative Financing having terms and conditions (including “market flex” provisions), taken as a whole, less favorable to Parent than those contained in the Debt Commitment Letter (after giving effect to any “market flex” provision applicable under the Debt Commitment Letter); it being understood and agreed that in no event shall the obligation of Parent under this clause (d) require Parent to pay fees, interest rates or other amounts that, taken as a whole, exceed the aggregate fees, interest rates or such other amounts contemplated under the Debt Commitment Letter and the Redacted Fee Letter as of the date of this Agreement (including giving effect to any market flex provisions set forth therein); provided, further, that Parent shall provide the Company with a copy of, a new financing commitment letter pursuant to which any Alternative Financing shall be made available to Parent promptly after the time such agreement is agreed, to the extent needed to fund the transactions contemplated by this Agreement (the “New Commitment Letter”) (provided, that the existence and/or amount of fees, flex provisions, pricing terms, pricing caps and other commercially sensitive information set forth therein or in any fee letter may be redacted to the extent consistent with the redactions permitted by the term “Redacted Fee Letter”) which New Commitment Letter shall not include any conditions to the consummation of the Alternative Financing that are more onerous than the conditions set forth in the Debt Financing taken as a whole and (ii) if applicable, promptly notify the Company of such unavailability and the reason therefor. To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all things reasonably necessary, proper or advisable to arrange promptly and consummate the Alternative Financing on the terms and conditions described in any New Commitment Letter. In the event Alternative Financing is obtained, references in this Agreement to the Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Commitment Letters and the Definitive Financing Agreements shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Parent and Merger Sub pursuant to this Section 6.18 shall be applicable thereto to the same extent as Parent’s and Merger Sub’s obligations with respect to the Financing.

(e) Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, in each case, use reasonable best efforts to, provide to Parent all cooperation reasonably requested by Parent that is reasonably necessary and customary for financings of the type contemplated by the Debt Commitment Letter, and at Parent’s sole expense, in connection with Parent’s arrangement and obtaining the Debt Financing, including: using reasonable best efforts to:

(i) (x) furnish Parent (and Parent may then furnish to applicable Financing Sources) as promptly as practicable, with the Required Information and (y) furnishing any other information related to the Company and its Subsidiaries customarily delivered by a borrower and reasonably necessary for the preparation of a customary confidential information memorandum and other marketing materials used in financing of the type contemplated by the Debt Financing; provided that, notwithstanding anything to the contrary herein, a breach of this Section 6.18(e)(i)(y) shall not give rise to a failure of the condition set forth in Section 7.2(b) to be satisfied unless such breach is the primary cause of the failure of the Debt Financing to be obtained on or prior to the Closing Date;

(ii) cause senior management of the Company, with appropriate seniority and expertise, to assist in preparation for, and participate in, a reasonable number of investor and lender meetings (including customary one-on-one meetings and calls with or by the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and buyers of, the Debt Financing) and presentations and sessions with rating agencies in each case, to the extent required in connection with the Debt Financing;

(iii) provide assistance with the preparation of materials for rating agency presentations, bank information memoranda, syndication memoranda, lender presentations and other customary marketing materials required in connection with the Debt Financing, including the execution and delivery of customary authorization letters with respect to the Company authorizing the distribution of information to prospective lenders and investors (including customary 10b-5 and material non-public information representations);

(iv) [reserved];

(v) assist Parent in connection with Parent’s preparation of pro forma financial statements of the Company and its Subsidiaries of the type necessary or reasonably requested by the Financing Sources to be included in any bank information memoranda or other customary marketing materials, including by providing such financial and other pertinent information regarding the Company and its Subsidiaries and their respective businesses as may be required in connection with the preparation of such pro forma financial statements; provided that neither the Company nor any of its Subsidiaries or Representatives shall be required to provide any information or assistance relating to (A) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates and fees and expenses relating to such debt and equity capitalization, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (C) any information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company;

(vi) (A) assist in the preparation, execution and delivery of definitive financing documents, including any credit agreement, notes, guarantee and collateral documents, pledge and security documents, customary closing certificates and closing documents and back-up therefor and back-up for legal opinions in connection with the Debt Financing (including, if required certifications are true and correct on the Closing Date, executing and delivering a solvency certificate from the chief financial officer or treasurer (or other comparable officer) of the Company (in the form attached as Annex I to Exhibit D to the Debt Commitment Letter)) and other customary documents as may reasonably be requested by Parent or the Financing Sources and (B) facilitate the pledge of, grant of security interests in and obtain perfection of any liens on collateral in connection with the Debt Financing; provided, that, except in the case of customary authorization letters as contemplated by Section 6.18(e)(iii), (I) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Closing Date and (II) the effectiveness thereof shall be conditioned upon, or become operative as of or after, the occurrence of the Closing;

(vii) at the reasonable request of Parent, and subject to the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), using commercially reasonable efforts to (A) file a Form 8-K with the SEC and (B) post on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means, disclosing information identified by Parent relating to the Company for purposes of permitting such information to be included in any bank information memoranda or other customary marketing materials to be provided to potential Financing Sources who do not wish to receive material nonpublic information with respect to any of the Company, its Subsidiaries or any of their respective securities; provided that, notwithstanding anything to the contrary herein, a breach of this Section 6.18(e)(vii) shall not give rise to the failure of the condition set forth in Section 7.2(b) to be satisfied unless such breach is the primary cause of the failure of the Debt Financing to be obtained on or prior to the Closing Date;

(viii) provide all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent to the extent set forth in paragraph 7 of Exhibit D to the Debt Commitment Letter as in effect on the date hereof with respect to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001, as amended from time to time) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time), in each case, at least four (4) Business Days prior to the Closing Date to the extent requested in writing at least nine (9) Business Days prior to the Closing Date; and

(ix) subject to the proviso below, take all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent or any Financing Sources to permit the consummation of the Debt Financing; provided no such actions shall be required to be effective prior to the Closing;

provided, however that such cooperation shall be required to the extent it would:

(A) require the entry by Company or any of its Subsidiaries into any agreement or commitment that would be effective prior to the Effective Time and that is not contingent on the occurrence of the Effective Time (excluding any authorization letters referred to in clause (e)(iii) above);

(B) unreasonably interfere with the normal operations of the Company and its Subsidiaries;

(C) include any actions that the Company reasonably believes would (A) result in a violation of any Material Contract to which the Company or its Subsidiaries is a party, including the Existing Credit Agreement, or confidentiality agreement or any Law, or the loss of any legal or other privilege; provided that, to the extent the Company of any of its Subsidiaries shall withhold information to prevent such violation, the Company or such Subsidiary shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, the Company shall, to the extent permitted by such confidentiality obligation, notify Parent if any such information that Parent or any Financing Source has specifically identified and requested is being withheld as a result of any such obligation of confidentiality, (B) conflict with or violate the Company’s organizational documents or (C) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition set forth in ARTICLE VII to fail to be satisfied;

(D) involve consenting to the pre filing of UCC-1s or any other grant of Liens or other encumbrances prior to the Closing;

(E) require the waiver or amendment of any terms of this Agreement or the payment of any fees or reimbursement of any expenses prior to the Closing for which the Company has not received prior reimbursement or is not otherwise indemnified by Parent in connection with the Financing that is effective prior to the Closing Date;

(F) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability;

(G) cause any member of the board of directors of the Company (or similar governing body) of the Company or any of its Subsidiaries to enter into any resolutions or take any similar action approving the Financing except those which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing);

(H) require the delivery of any projections, pro forma financial information or any other forward-looking information to any third parties (without waiver of the obligations of the Company set forth in clause (e)(v) above); or

(I) require the delivery of any financial statements in a form or subject to a standard different than those provided to Parent on or prior to the date hereof.

Parent shall, promptly upon request of the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation, including all reasonable and documented fees and expenses of counsel and other advisors (it being understood that the reimbursement set forth in this paragraph shall not apply to any fees, costs and expenses incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements).

(f) It is understood and agreed that the recipients of any lender presentation, confidential information memorandum and/or other marketing materials in connection with the Debt Financing shall be subject to customary confidentiality arrangements (which may include customary click-through arrangements).

(g) If the Closing Date occurs on or after February 15, 2023, the Company shall furnish to Parent at least ten (10) Business Days prior to the Closing Date the unaudited consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company for the fiscal quarter ended December 31, 2022, and the portion of the fiscal year through the end of such quarter.

(h) Parent shall indemnify and hold harmless each of the Company and its Subsidiaries and their respective Representatives (collectively, the “Financing Indemnitees”) for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than to the extent any of the foregoing was suffered or incurred as a result of (I) the fraud, bad faith, gross negligence or willful misconduct of, or a material breach of this Agreement by, the Company, any of its Subsidiaries or any of their respective Representatives (acting on behalf of the Company or its Subsidiaries) or (II) information provided by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives (on behalf of the Company or its Subsidiaries). This Section 6.18(h) shall survive the consummation of the Merger and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective Affiliates.

(i) The Company hereby consents to the use of its logos solely in connection with the Financing; provided that Parent and Merger Sub shall ensure that such logos are used solely (i) in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill (or otherwise adversely affect the Company or its reputation or goodwill), (ii) in connection with a description of the Company, its business and products or the Merger and (iii) in a manner that will comply with the Company’s usage requirements to the extent made available to Parent prior to the date of this Agreement.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver as of the Closing of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law, the Company Certificate of Incorporation and the Company Bylaws.

(b) Governmental Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) the required Consents to be obtained from any Governmental Entity set forth on Section 7.1(b)(ii) of the Company Disclosure Letter shall have been filed, occurred or been obtained, as applicable.

(c) Law. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent as of the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Section 4.1 (Organization, Good Standing and Qualification), Section 4.2(a), (b) and (c) (Capital Structure), Section 4.3(a) (Corporate Authority) and Section 4.19 (Brokers and Finders) shall be true and correct, subject only to de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), (ii) Section 4.6 (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date and (iii) the other representations and warranties of the Company set forth in ARTICLE IV shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this clause (iii) without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualification therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed and complied with in all material respects all obligations required to be performed and complied with by it under this Agreement as of the Closing.

(c) Parent Certificate. Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company as of the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.1 (Organization, Good Standing and Qualification), Section 5.2 (Ownership of Merger Sub) and Section 5.3 (Corporate Authority; Approval) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been so true and correct as of such particular date) and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been true and correct in all material respects as of such particular date), except where the failures of such representations and warranties to be so true and correct (read for purposes of this clause (ii) without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualification therein), individually or in the aggregate, has not, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed and complied with in all material respects all obligations required to be performed or complied with by it under this Agreement as of the Closing.

(c) Parent Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by an officer of Parent to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company by written notice if:

(a) the Merger shall not have been consummated by November 24, 2022 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a); provided, that if as of the Termination Date (x) any of the conditions set forth in Sections 7.1(b) or 7.1(c) (only to the extent related to the matters set forth in Section 7.1(b)) shall not have been satisfied or waived (to the extent permitted), but all other conditions to Closing set forth in ARTICLE VII shall have been satisfied, or would be satisfied if Closing were to occur on such date or (y) the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement but the Marketing Period has not been completed three (3) Business Days prior to the Termination Date, in each such case, the Termination Date shall automatically be extended (such extension, an “Extension Trigger”) for a period of three (3) months (the “Extended Termination Date” and, if so extended, the Extended Termination Date then shall be the Termination Date);

(b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have occurred at the Company Stockholders Meeting, or at any adjournment or postponement thereof, at which a vote upon the adoption of this Agreement was taken; or

(c) any Law permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a);

provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect any representation, warranty, covenant or agreement under this Agreement in any manner that shall have primarily caused or resulted in, the failure of the Merger to be consummated.

8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company by written notice if:

(a) at any time prior to the Effective Time, whether or not the Company Requisite Vote has been obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true is not curable prior to the Termination Date or, if curable prior to the Termination Date, is not cured prior to the earlier of (i) thirty (30) days following notice to Parent from the Company describing such breach or failure in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement and (ii) three (3) Business Days prior to the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement, which breach would give rise to a failure of any of the conditions set forth in Sections 7.2(a) or 7.2(b) to be satisfied;

(b) at any time prior to the Company Requisite Vote being obtained, in order to enter into an Alternative Acquisition Agreement in accordance with Section 6.2(e), provided, that prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee required to be paid pursuant to Section 8.5(b), provided, further, that the right to terminate this Agreement pursuant to this Section 8.3(b) shall not be available to the Company if it has breached in any material respect any covenant or agreement set forth in Section 6.2; or

(c) if (i) all of the conditions provided for in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their nature are to be, and can be, satisfied by actions taken at the Closing), (ii) Parent fails to consummate the Merger on the date on which the Closing should have occurred pursuant to Section 1.2, (iii) the Company has irrevocably confirmed in writing to Parent that (x) all of the conditions set forth in Sections 7.1 and 7.3 have been satisfied (other than those conditions that by their nature are to be, but will be at such time, satisfied by actions taken at the Closing) or will be waived by the Company and (y) it is prepared to consummate the Closing on the date of such written notice and throughout the immediately subsequent three (3) Business Day period and (iv) Parent fails to consummate the Merger within three (3) Business Days following receipt of such written notice.

8.4 Termination by Parent. This Agreement may be terminated by written notice from Parent and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable prior to the Termination Date or, if curable prior to the Termination Date, is not cured prior to the earlier of (i) thirty (30) days following written notice to the Company from Parent describing such breach or failure in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement and (ii) three (3) Business Days prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement, which breach would give rise to a failure of any of the conditions set forth in Sections 7.3(a) or 7.3(b) to be satisfied;

(b) there shall have been a Change in Recommendation; or

(c) the Company shall have entered into, or publicly announced its intention to enter into, an Alternative Acquisition Agreement.

8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.5, including any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 8.5(b) or Section 8.5(c) or the Parent Termination Fee pursuant to Section 8.5(d) and in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Related Parties); provided that no such termination shall relieve (i) the Company from any liability for damages resulting from its Willful Breach or actual fraud prior to such termination or (ii) any party hereto from any liability as provided in this Section 8.5 (including, from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 8.5(b) or Section 8.5(c)) or the Parent Termination Fee pursuant to Section 8.5(d).

(b) If this Agreement is terminated (i) by Parent pursuant to Section 8.4(b) (Change in Recommendation) or (ii) by the Company pursuant to Section 8.3(b) (Termination for Superior Proposal), then the Company shall, within two (2) Business Days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay to Parent or its designees, by wire transfer of immediately available funds, a fee equal to $88,315,000 (the “Company Termination Fee”).

(c) If (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.2(a) (Termination Date) prior to the receipt of the Company Requisite Vote or Section 8.2(b) (Stockholder Vote) or (B) by Parent pursuant to Section 8.4(a) (Company Breach) as a result of a breach in any material respect of Section 6.2 (Acquisition Proposals) or Section 6.4 (Company Stockholders Meeting) by failing to call or hold the Company Stockholder Meeting, (ii) prior to any such termination referred to in clause (i) of this sentence a bona fide Acquisition Proposal shall have been publicly made or publicly announced to the Company or its board of directors (or any committee thereof, including the Transaction Committee), publicly announced or shall have been made directly to the Company’s stockholders and, in each case, not withdrawn in good faith at least five (5) Business Days prior to the Company Stockholders Meetings or prior to the date of termination in the case of a termination pursuant to Section 8.4(c) and (iii) in either of the cases referred to in clauses (i)(A) and (i)(B) of this Section 8.5(c), within twelve (12) months after the date of a termination, the Company consummates a transaction the proposal of which would have constituted an Acquisition Proposal if made prior to the termination of this Agreement or enters into a definitive agreement for any transaction the proposal of which would have constituted an Acquisition Proposal if made prior to the termination of this Agreement (which transaction is subsequently consummated), then the Company shall pay the Company Termination Fee to Parent concurrently upon the entry into definitive agreements for, or consummation of, thereof, whichever is earlier; provided that solely for purposes of this Section 8.5(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.2(d), except that the references to “twenty-five percent (25%) or more” shall be deemed to be references to “fifty percent (50%) or more”.

(d) In the event of termination by (i) the Company pursuant to Section 8.3(a) (Parent Breach) or Section 8.3(c) (Failure to Close) or (ii) Parent pursuant to Section 8.2(a) (Termination Date) at a time when the Company could have terminated this Agreement pursuant to Section 8.3(a) or Section 8.3(c), Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Company by wire transfer of same day funds an amount equal to $197,950,000 (the “Parent Termination Fee”).

(e) The parties hereto acknowledge and hereby agree that each of the Parent Termination Fee and the Company Termination Fee, as applicable, if, as and when required pursuant to this Section 8.5, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(f) Each party hereto acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; and accordingly, if the Company or Parent fails to pay promptly any amount that may become due pursuant to Section 8.5(a), Section 8.5(b), Section 8.5(c) or Section 8.5(d) (any such amount due, a “Payment”), and, in order to obtain such Payment, Parent or the Company commences a suit which results in a judgment against the Company or Parent, respectively, for the applicable Payment, or any portion thereof, the party with such judgment against them shall pay to the other party its costs and expenses (including attorneys’ fees) actually incurred in connection with such suit and any appeal relating thereto, together with interest on the amount of the Payment, which shall accrue at the prime rate published in the Wall Street Journal, Eastern Edition, in effect on the date such Payment was first required to be paid from such date through the date of full payment thereof; provided in no event shall any Party be required to pay such costs, expenses and interest pursuant to this Section 8.5(f) in an aggregate amount that exceeds $5,000,000.

(g) Notwithstanding anything to the contrary in this Agreement, but subject to the proviso in Section 8.5(a) and Section 9.13, in any circumstance in which this Agreement is terminated and Parent has the right to receive payment of the Company Termination Fee in accordance herewith, the payment of the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 8.5(f) shall be the sole and exclusive remedy of Parent, its Subsidiaries and Affiliates and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing, and the Financing Sources (the “Parent Related Parties”) against the Company, its Subsidiaries and Affiliates and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement, any certificate or other document delivered in connection herewith or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that the Company shall remain obligated to pay to Parent any amount due and payable pursuant to Section 8.5(f)), whether in equity or at law, in contract, in tort or otherwise.

(h) Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.13, in any circumstance in which this Agreement is terminated for any reason, the payment of the Parent Termination Fee (if due) and, if applicable, the costs and expenses of the Company pursuant to Section 8.5(f) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties pursuant to this Agreement for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith (including the Debt Commitment Letter and the Equity Commitment Letters) or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that the Parent shall remain obligated to pay to the Company any amount due and payable pursuant to Section 8.5(f)), whether in equity or at law, in contract, in tort or otherwise; provided that the foregoing shall not preclude any liability of the Financing Sources to the Company under the definitive agreements relating to the Debt Financing, nor limit the Company from seeking to recover any such damages or obtain equitable relief from or with respect to any Financing Source pursuant to the definitive agreements relating to the Debt Financing. Upon payment of the Parent Termination Fee, (A) neither Parent nor any Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement or any certificate or other document delivered in connection herewith (including the Debt Commitment Letter and the Equity Commitment Letters) or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), (B) none of the Company nor the Company Related Parties shall be entitled to bring or maintain any claim, suit, action or proceeding against Parent or any Parent Related Party arising out of or in connection with this Agreement or any certificate or other document delivered in connection herewith (including the Debt Commitment Letter and the Equity Commitment Letters) or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination and (C) the Company shall cause any claim, suit, action or proceeding pending in connection with this Agreement or any certificate or other document delivered in connection herewith (including the Debt Commitment Letter and the Equity Commitment Letters) or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), to the extent maintained by the Company or any Company Related Party against Parent or any Parent Related Party, to be dismissed with prejudice promptly, and in any event within five (5) Business Days after the payment of the Parent Termination Fee. In no event shall the Company seek on its own behalf or on behalf of any Company Related Party, any damages from, or otherwise bring any suit, action or proceeding against, Parent or any Parent Related Party in connection with this Agreement, the other transaction documents or the transactions contemplated hereby or thereby (including any suit, action or proceeding relating to the Debt Financing or the Debt Commitment Letters), other than a suit, action or proceeding against Parent to recover payment of the Parent Termination Fee to the extent the Parent Termination Fee is not paid when due pursuant to this Agreement or for specific performance, injunction or other equitable remedy in accordance with Section 9.13.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival. This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in ARTICLE III and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This ARTICLE IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver) and Section 9.12 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 6.6(b) (Access, Consultation), Section 6.10 (Expenses; Transfer Taxes), Section 6.18(h) (Financing), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreements (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may be amended, modified or supplemented in writing by the parties hereto. Notwithstanding the foregoing, no amendments or modifications to the provisions which the Financing Sources or Equity Investors are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner materially adverse to any Financing Source or Equity Investor without the prior written consent of such Financing Source or Equity Investor.

9.3 Waiver.

(a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. No waiver by any party of any provision hereof shall be effective unless such wavier complies with the consent required of the Financing Sources pursuant to Section 9.2.

9.4 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts, taken together, shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.5 Governing Law and Venue; Waiver of Jury Trial. (a) SUBJECT TO SECTION 9.5(c), THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OR CHOICE OF LAW PRINCIPLES THEREOF.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court located in the State of Delaware and any appellate court therefrom, in the event any dispute arises out of or is related to this Agreement or any of the transactions contemplated hereby (each, a “Transaction Dispute”), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action, suit, arbitration or proceeding by or before any Governmental Entity (each, an “Action”) relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court located in the State of Delaware and any appellate court therefrom, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court located in the State of Delaware and any appellate court therefrom or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 9.6. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.6 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby.

(c) Notwithstanding anything herein to the contrary, each of the parties irrevocably agrees that any legal action or proceeding involving any Financing Source arising out of or relating to this Agreement, the Debt Commitment Letters or the Debt Financing shall be brought and determined in the Supreme Court of the State of New York, County of New York sitting in the Borough of Manhattan and any appellate court thereof; provided, that if jurisdiction is not then available in the Supreme Court of the State of New York, County of New York sitting in the Borough of Manhattan and any appellate court thereof, then any such legal action or proceeding may be brought in any federal court located in the State of New York (and, in each case, any appellate courts thereof). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding involving any Financing Source arising out of or relating to this Agreement, the Debt Commitment Letter or the Debt Financing and the transactions contemplated hereby or thereby. Each of the parties agrees not to commence any action, suit or proceeding involving any Financing Source relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding involving any Financing Source arising out of or relating to this Agreement, the Debt Commitment Letter or the Debt Financing or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, the Debt Commitment Letter, the Debt Financing, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(d) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY (ON BEHALF ITSELF AND ITS SUBSIDIARIES) AND EACH OF THE OTHER PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO ANY DEBT FINANCING OBTAINED BY PARENT OR ITS SUBSIDIARIES IN CONNECTION WITH THE MERGER OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient, (b) when sent by email and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Sub:

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attn: Sarah Kim; Ravi Sachdev; Jack Robinson

and

c/o TPG Global, LLC

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attn: Office of General Counsel

c/o Deirdre Harding

with copies to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Paul S. Bird; Andrew L. Bab; Spencer K. Gilbert

Email: psbird@debevoise.com; albab@debevoise.com;

skgilbert@debevoise.com

if to the Company:

c/o Covetrus, Inc.

7 Custom House Street

Portland, ME 04101

Attn:    General Counsel

  c/o Margaret Pritchard

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello; Amanda Fenster

Email: michael.aiello@weil.com; amanda.fenster@weil.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7 Entire Agreement. This Agreement (including any exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement, dated February 7, 2022 between the Company and an Affiliate of TPG, and the Investment Agreement, dated April 30, 2020 between an Affiliate of CD&R and the Company (together, the

“Confidentiality Agreements”) and the Certificate of Merger and any other certificate or instrument to be delivered hereunder, collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third Party Beneficiaries. This Agreement is not intended to, and does not and shall not be deemed to, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (b) the right of the Company’s stockholders to receive the Merger Consideration after the Closing, (c) the right of the holders of awards under the Company Stock Plans to receive such consideration as provided for in Section 3.5 after the Closing and (d) Section 6.18(h) (Financing), Section 8.5(g) (Liability of Company Related Parties), Section 8.5(h) (Effect of Termination and Abandonment), Section 9.2 (Modification or Amendment), Section 9.3(b) (Waivers), Section 9.5 (Governing Law and Venue; Waiver of Jury Trial), this Section 9.8 (No Third Party Beneficiaries), Section 9.13 (Specific Performance) and Section 9.14 (No Recourse), and in each case, the defined terms used therein, which, to the extent applicable to the Company Related Parties, Parent Related Parties, Financing Indemnitees and/or Financing Sources, are intended to benefit and be enforceable by the Company Related Parties, Parent Related Parties and/or Financing Sources (as applicable).

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action.

9.10 Severability. The provisions of this Agreement shall be deemed severable and in the event any court of competent jurisdiction or arbitral panel finds any provision hereof to be invalid or unenforceable, such invalidity or enforceability shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11 Interpretation.

(a) The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) Any Contract or information referred to herein shall be deemed to have been “delivered”, “provided”, “furnished” or “made available” (or any phrase of similar import) to Parent by the Company if such Contract or information was posted to the data room maintained by the Company in connection with the transaction or otherwise provided directly (including through email) to Parent or any of its Representatives by 5:00 p.m. EST on the date of execution and delivery of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of any such period is a day other than a Business Day, the period in question shall end and any such step shall be taken by or on the next succeeding Business Day.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto, and any assignment without such consent shall be null and void; provided that, notwithstanding the foregoing, Parent may assign this Agreement, in whole or in part, and any or all of its rights and obligations under this Agreement to any of its controlled Affiliates; provided, however, that no such assignment shall release Parent from liability and obligation under this Agreement.

9.13 Specific Performance.

(a) The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the obligations, undertakings, covenants or agreements of the parties to this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Company, on the one hand, and Parent, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the other party, and to enforce specifically the terms and provisions of this Agreement (including Section 6.5, and including to cause Parent and Merger Sub to consummate the Merger and the Closing and to make the payments contemplated by this Agreement, including ARTICLE I and ARTICLE III) by a decree of specific performance, in accordance with Section 9.5 of this Agreement, without the necessity of proving actual harm or damages or posting a bond or other security therefor, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity. Without limitation of the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Parent and Merger Sub under this Agreement (including Section 6.5, and including to cause Parent and Merger Sub to consummate the Merger and the Closing and to make the payments contemplated by this Agreement, including ARTICLE I and ARTICLE III) in addition to any other remedy to which the Company is entitled at law or in equity, including the Company’s right to terminate this Agreement pursuant to ARTICLE VIII and seek money damages (including damages based on loss of the expected economic benefits of the transaction to the Company). Each party further agrees that it shall not take any position in any legal proceeding concerning this Agreement that is contrary to the terms of this Section 9.13. Parent shall cause Merger Sub and each of their respective Affiliates to perform their respective obligations under this Agreement.

(b) Notwithstanding Section 9.13(a) and subject to the last sentence of this Section 9.13(b), it is explicitly agreed that the Company shall be entitled to specific performance of Parent’s obligation to cause the Equity Financing to be funded in accordance with the terms of the Equity Commitment Letters to fund the transactions contemplated by this Agreement and consummate the Closing only in the event that (i) all conditions in Section 7.1 and Section 7.2 have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing) and Parent fails to consummate the Merger on the date the Closing should have occurred pursuant to Section 1.2, (ii) the financing provided for by the Debt Commitment Letter (or, if Alternative Financing is being used in accordance with Section 6.18(d), pursuant to the Alternative Financing commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has delivered an irrevocable notice that it is ready, willing and able to consummate the Closing if specific performance is granted and the Equity Financing and Debt Financing are funded. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall be entitled to seek the remedy of specific performance of this Agreement against any Financing Source.

(c) For the avoidance of doubt, in no event shall the exercise of the Company’s or any of its Subsidiaries’ right to seek specific performance pursuant to this Section 9.13 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to ARTICLE VIII and/or pursue all applicable remedies at law, including seeking payment of the Parent Termination Fee. Notwithstanding the foregoing, in no event shall the Company or any of its Affiliates be entitled to the Parent Termination Fee if they have been granted specific performance of this Agreement and the Closing actually occurs.

9.14 No Recourse.

(a) This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of any party under this Agreement or for any Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith, in each case other than in the case of fraud. Notwithstanding the foregoing, and without limiting the rights of the Company against (i) Parent and Merger Sub, (ii) any Person that is a party to (and in accordance with the terms of) the Confidentiality Agreements and the Rollover and Support Agreement and (iii) against the Guarantors as provided for in the Limited Guarantees, in no event shall the Company or any of its controlled Affiliates seek to recover monetary damages from any Non-Recourse Party.

(b) Notwithstanding anything to the contrary in this Agreement, the Company and its Affiliates shall not have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, notwithstanding the foregoing, nothing in this Section 9.14 shall in any way limit or modify the rights and obligations of Parent or any of its Affiliates under the Debt Commitment Letter or any Financing Source’s obligations to Parent or any of its Affiliates under the Debt Commitment Letter.

9.15 Definitions. For purposes of this Agreement, the following terms, when used herein, shall have the respective meanings set forth below:

“Acquisition Proposal” means (i) any proposal, offer, inquiry or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, consolidation, dissolution, liquidation, tender offer (including a self-tender offer), recapitalization, reorganization, share exchange, share purchase, asset purchase, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction (or series of transactions) involving the Company or any of its Subsidiaries which is structured to permit such Person or group to, directly or indirectly, acquire beneficial ownership of twenty-five percent (25%) or more of the outstanding Shares, or twenty-five percent (25%) or more of the consolidated net revenues, net income or total assets of the Company and (ii) any acquisition by any Person or group (as defined in or under Section 13 of the Exchange Act) resulting in, or proposal, offer, inquiry or indication of interest, which if consummated would result in, any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty-five percent (25%) or more of the outstanding Shares, or twenty-five percent (25%) or more of the consolidated net revenues, net income or total assets of the Company, in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act; provided that with respect to each of the Parent and Merger Sub, the term “Affiliate” shall not be deemed to include any portfolio company of any fund managed by Clayton, Dubilier & Rice, LLC or TPG.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition or relating to effectuating foreign investment.

“Business Day” means any day of the year on which banks are not required or authorized by Law to close in New York City.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748, 116th Cong., 2d Sess. (signed into law on March 27, 2020) and any similar state and local Laws.

“Company Material Adverse Effect” means any fact, change, event, development, circumstance or effect that individually or taken together with any other fact, change, event, development, circumstance or effect has, or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), properties, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole provided, that none of the following shall be deemed, either alone or in combination, to constitute, and there shall not be taken into account in determining whether there has been a Company Material Adverse Effect any adverse fact, change, event, development, circumstance or effect to the extent, arising from or attributable or relating to: (i) changes in the U.S. or global financial, securities or capital markets generally, (ii) general economic or political conditions in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (iii) changes generally affecting the industries in which the Company or any of its Subsidiaries operate, (iv) any natural or man-made disaster or acts of God, including earthquakes, floods, hurricanes, tornados, volcanic eruption, epidemics, pandemics or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement or any acts of terrorism, sabotage, riots, demonstrations, public disorders, military action or war or any escalation or worsening thereof, (v) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, estimates, forecasts or predictions in respect of financial or operating performance for any period, (vi) a decline in the price of the Shares, or a change in the trading volume of the Shares, on the NASDAQ Global Select Market (“NASDAQ”), provided that the exceptions in clauses (v) and (vi) shall not prevent or otherwise affect a determination that any fact, change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect, (vii) changes in Law, (viii) changes in U.S. generally accepted accounting principles (“GAAP”) (or authoritative interpretation thereof), (ix) the taking of any specific action expressly required by this Agreement or taken with Parent’s written consent or the failure to take any specific action expressly prohibited by this Agreement and as for which Parent declined to consent, (x) the announcement or pendency of this Agreement and the Merger, including the impact specifically and particularly thereof on the relationships with customers, suppliers, distributors, partners, other third parties with whom the Company has a relationship or employees (including, but not limited to, any cancellation of or delays in customer orders, any reduction in sales, any disruption in or loss of customer, supplier, distributor, partner or similar relationships, or any loss of employees), (xi) any litigation brought by stockholders of the Company alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby (it being understood and agreed that the exception in this clause (xi) shall apply to the effects arising out of or relating to the bringing of such litigation and not those arising out of or resulting from an actual breach (or other claim) that is the subject thereof), (xii) the departure or threatened departure of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its employees, (xiii) any matters disclosed in the Company Disclosure Letter or (xiv) the continuation or worsening of supply chain disruptions affecting the industry in which the Company and its Subsidiaries conduct business; provided, however that the changes, effects, circumstances or developments set forth in the foregoing clauses (i), (ii), (iii), (iv), (vii), (viii) and (xiv) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such facts, changes, effects, circumstances or developments have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

“Company Plan” means each and any (written or unwritten) benefit and/or compensation plan, policy, program, arrangement or agreement maintained, sponsored or contributed to by the Company or any of its Subsidiaries covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any incentive and bonus, deferred compensation, stock purchase, employment, retirement, severance, restricted stock, stock option, stock appreciation rights or stock based plans, polices, programs, arrangements or agreements, excluding any statutory plans.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and Families First Coronavirus Response Act, but only, in the case of discretionary items, to the extent they are reasonable and prudent in light of the Company’s and its Subsidiaries’ businesses and applied in good faith to the businesses.

“Environmental Law” means any Law relating to the protection of the environment or natural resources or, as it relates to Releases of or exposure to Hazardous Substances, health and safety.

“Financing Sources” means the agents, arrangers and lenders that provide or arrange the Debt Financing, including the agents, arrangers and lenders party to the Debt Commitment Letter, any joinder agreements, credit agreements or other definitive documentation relating thereto entered into in connection therewith, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective permitted successors and assigns. Notwithstanding the foregoing in no event shall Parent, Merger Sub or any Affiliate thereof constitute a “Financing Source”.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Hazardous Substance” means any substance or material defined, identified or regulated as “toxic” or “hazardous” or as a “pollutant” or “contaminant” or words of similar meaning or effect under any Environmental Law, including asbestos, asbestos containing materials, polychlorinated biphenyls, petroleum, petroleum products and per- and polyfluoroalkyl substances.

“Health Care Laws” means all health care regulatory Laws applicable to the business and operations of the Company and its Subsidiaries including: (a) Laws regulating the licensure, certification, qualification or authority to transact business in connection with the manufacturer, distribution, or provision of, or payment for, pharmaceutical products, compounded drugs, controlled substances or medical equipment, or pharmacy services; (b) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and all rules and regulations promulgated or enforced by FDA; (c) United States Pharmacopeia compounding standards (including USP General Chapter 797, Pharmaceutical Compounding – Sterile Preparations); (d) Laws regulating the acquisition, use, maintenance, storage, administering, reporting, tracking, prescription, dispensing, return and disposal of pharmaceutical products, compounded drugs, controlled substances or medical equipment, including the requirements of the U.S. Drug Enforcement Administration, 21 U.S.C. § 801 et seq., commonly referred to as the Controlled Substances Act (21 U.S.C. § 801 et seq.) and any similar state laws governing the prescribing or dispensing of pharmaceutical products, compounded drugs, controlled substances or medical equipment and generic substitution laws; (e) accepted professional standards that apply to professionals providing services as applicable to the business and operations of the Company and its Subsidiaries; (f) Laws regulating the solicitation or acceptance of improper incentives involving persons operating in the health care industry or any Law prohibiting or regulating fraud and abuse or the provision, arrangement for, or referral of health care items or services; (g) all other Laws regarding the operation of pharmacies and the manufacture, distribution, dispensing, compounding, sale, and marketing of pharmaceutical products, compounded drugs, controlled substances or medical equipment, including Laws enforced by state boards of pharmacy; and (h) the rules and regulations promulgated under each of the foregoing and all comparable foreign, state or local Laws.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases, synthetic lease obligations (or lease obligations that should have been reflected on the books and records or financial statements of such Person as capitalized or synthetic lease obligations in accordance with GAAP) or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries); (vi) under swaps, options, derivatives and other hedging agreements, transactions or arrangements (assuming they were terminated on the date of determination); and (vii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon (collectively, “Financial Assurances”).

“Information Technology Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, wide area network and other information technology equipment, owned, leased or licensed by the Company or any of its Subsidiaries.

“Intellectual Property” means, in any and all jurisdictions throughout the world, any (i) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (ii) trademarks, service marks trade names, trade dress, acronyms, tag-lines, slogans, logos, and all related goodwill, (iii) domain names, URLs, and personalized subdomains, (iv) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship, (v) rights in Software and (vi) rights in Trade Secrets under applicable Law, including confidential and proprietary information.

“Intervening Event” means a material effect that was not known to, or reasonably foreseeable by, the board of directors of the Company prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the board of directors of the Company prior to the receipt of the Company Requisite Vote; provided, that “Intervening Event” shall exclude any event, circumstance, change or development (A) related to any Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or any matter related thereto or to the consequences thereof, (B) related to changes in the price or trading volume of the Shares, in and of itself (however, the underlying facts or occurrences giving rise or contributing to such change or event may be taken into account when determining whether an Intervening Event has occurred unless excluded by any other exclusion in this definition), or (C) related to the fact that, in and of itself, the Company exceeds (or fails to meet) any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, that the underlying facts or occurrences giving rise or contributing to such for the Company exceeding such projections, estimates or expectations may be taken into account when determining whether an Intervening Event has occurred unless excluded by any other exclusion in this definition).

“Knowledge of the Company” means the knowledge, assuming due inquiry of their direct reports, of the individuals identified on Section 9.15(a) of the Company Disclosure Letter.

“Knowledge of Parent” means the knowledge, assuming due inquiry of their direct reports, of the individuals identified on Section 9.15(b) of the Parent Disclosure Letter.

“Law” means any federal, state, local, foreign or transnational law, statute or ordinance, common law, rule, regulation, constitution, treaty, convention, code, Order, or other similar requirement enacted, adopted or applied by a Government Entity.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Company or any of its Subsidiaries, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Marketing Period” shall mean (A) at all times to and including January 9, 2023, the first period of fifteen (15) consecutive Business Days after the date hereof throughout and at the end of which (i) Parent shall have the Required Information at such time and for the three (3) Business Days thereafter and (ii) the conditions set forth in Sections 7.1 and 7.2 shall be satisfied or, to the extent permitted by applicable Law, waived (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.1 and 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period or (B) if the Extension Trigger has occurred and the Marketing Period has not then fully elapsed pursuant to clause (A), at all times from and after January 10, 2023, the first period of fifteen (15) consecutive Business Days after the date hereof throughout and at the end of which Parent shall have the Required Information at such time and for the three (3) Business Days thereafter; provided that, solely in the case of clause (A), (i) (I) if such fifteen (15) consecutive Business Day period shall not have ended on or prior to August 19, 2022, then such fifteen (15) consecutive Business Day period shall not commence prior to September 6, 2022 and (II) if such fifteen (15) consecutive Business Day period shall not have ended on or prior to December 22, 2022, then such fifteen (15) consecutive Business Day period shall not commence prior to January 3, 2023 and (ii) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period, (1) BDO USA, LLP (or any other auditor to the extent financial statements audited by such auditor are included in the Required Information) shall have withdrawn its audit opinion with respect to any of the audited financial statements of the Company that are included in the Required Information, in which case the Marketing Period (if determined in accordance with clause (A)) shall not be deemed to commence unless and until, at the earliest, a new audit opinion with no new qualifications is issued with respect to such financial statements by BDO USA, LLP or another nationally-recognized independent public accounting firm, (2) the Company restates or the board of directors of the Company has determined to restate or BDO USA, LLP (or any other auditor to the extent financial statements audited by such auditor are be included in the Required Information) has determined that it is necessary to restate any historical financial statements of the Company that are included in the Required Information or the Company shall have determined that a restatement of any such historical financial statements is required, in which case the Marketing Period (if determined in accordance with clause (A)) shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or the board of directors of the Company subsequently concludes that no restatement shall be required in accordance with GAAP; or (3) the Required Information, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to the Company, necessary in order to make the statements contained in the Required Information, in light of the circumstances under which they were made, not materially misleading, in which case the Marketing Period (if determined in accordance with clause (A)) shall not be deemed to commence unless and until such Required Information has been updated so that there is no longer any such untrue statement or omission; provided further, that, in the case of clauses (A) and (B) if the Company shall in good faith reasonably believe it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case, subject to clauses (1) through (3) above (if applicable), the Marketing Period will be deemed to have commenced on the first Business Day immediately following such notice unless Parent, in good faith, believes the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity why Parent believes the Marketing Period has not commenced). Notwithstanding the foregoing, even if the Marketing Period has not fully elapsed pursuant to clauses (A) or (B) above, the Marketing Period shall nonetheless be deemed to be completed if the Debt Financing has been fully allocated in the primary syndication thereof prior to the Extended Termination Date.

“Order” means any order, judgment, injunction, ruling, writ, award or decree of any Governmental Entity.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or its Affiliates

“Parent Material Adverse Effect” means any state of facts, event, change, circumstance, development or effect that, individually or in the aggregate, prevents, materially delays, materially impairs or interferes with, or materially adversely affects the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves in the financial statements have been established and provided for in accordance with GAAP, (ii) Liens arising in the ordinary course of business in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (iv) Liens granted pursuant to the Existing Credit Agreement or reflected in the Company Balance Sheet, (v) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (vi) any non-exclusive license, covenant or other right to or under any Intellectual Property or otherwise granted in the ordinary course of business consistent with past practice and (vii) any Liens occurring under the applicable organizational documents.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means any information in any media that alone or in combination with other information identifies or can be used to identify a particular individual and any other data or information that constitutes personal data or personal information under any applicable Law or the Company’s or any of its Subsidiaries’ privacy policies.

“Privacy Statement” has the meaning set forth in Section 4.16(j).

“Redacted Fee Letter” shall mean a fee letter with a Financing Source with respect to the Debt Financing in which the only redactions are pricing, fee amounts, “price flex” and other economic or “flex” provisions that are customarily redacted in connection with merger agreements of this type; provided that, in each case, such redactions do not relate to any terms that would be reasonably likely to adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount (except as a result of increased original issue discount or upfront fees resulting from the exercise of “price flex”) of the Debt Financing or other funding being made available by such Financing Source.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Representatives” means with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Information” shall mean, at any date of determination, (A) (1) the audited consolidated balance sheets and the related audited consolidated statements of income or operations, stockholders’ equity and cash flows of the Company as of and for the three most recently completed fiscal years of the Company ended at least ninety (90) days prior to the date of determination, in each case accompanied by an audit report thereon, (2) the unaudited consolidated balance sheets and related unaudited consolidated statements of income or operations, stockholders’ equity and cash flows of the Company for any subsequent fiscal quarter (other than in each case the fourth quarter of any fiscal year) ended at least forty-five (45) days prior to the date of determination and the portion of the fiscal year through the end of such quarter and, in each case, for the comparable period of the prior fiscal year, together with all related notes and schedules thereto, in the case of each of clauses (1) and (2) above, prepared in accordance with GAAP (as determined by the Company in good faith) and (3) if clause (ii) of the first proviso to the definition of “Marketing Period” applies, any replacements or restatements of and supplements to the information specified in item (A)(1) or (A)(2) above required on account of the fact that the Required Information, taken as a whole, previously contained any untrue statement of a material fact or omitted to state a material fact, in each case, with respect to the Company, necessary in order to make the statements contained in the Required Information, in light of the circumstances under which they were made, not materially misleading; (B) solely if the “Required Information” is being determined for purposes of clause (A) of the definition of “Marketing Period”, (1) subject to the limitations set forth in Section 6.18(e)(v), all financial or other information necessary to allow Parent to prepare pro forma financial statements (including for the most recent four (4) fiscal quarter period included in the Required Information ended at least forty-five (45) days prior to the date of determination (or, if the end of the most recently completed four (4) fiscal quarter period is the end of a fiscal year, ended at least ninety (90) days prior to the date of determination)) that give effect to the transactions contemplated hereunder as if the transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income or operations), but which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting, (2) if clause (ii) of the first proviso to the definition of “Marketing Period” applies, any replacements or restatements of and supplements to the information specified in item (B)(1) above required on account of the fact that the Required Information, taken as a whole, previously contained any untrue statement of a material fact or omitted to state a material fact, in each case, with respect to the Company, necessary in order to make the statements contained in the Required Information, in light of the circumstances under which they were made, not materially misleading and (3) all financial or other information regarding the Company and its Subsidiaries reasonably requested in connection with the preparation of bank information memoranda, lenders’ presentations and other customary marketing materials relevant to the Debt Financing, including the confidential information memorandum contemplated by the Debt Commitment Letter, in each case under this clause (B)(3), limited in scope to information of the type included in the confidential information memorandum and lenders’ presentation relating to the syndication of the credit facilities under the Existing Credit Agreement; and (C) the authorization letters referred to in Section 6.18(e)(iii); it being understood and agreed, that subject to clause (ii) of the first proviso of the definition of Marketing Period, the Company has delivered (i) the information required by clause (A)(1) above for the fiscal years ended December 31, 2019, December 31, 2020 and December 31, 2021 and (ii) the information required by clause (A)(2) above for the fiscal quarter ended March 31, 2022.

“Significant Company Stockholder” means CD&R VFC Holdings, L.P., a Cayman Islands exempted limited partnership.

“Software” means all computer software, application software (including mobile digital applications), system software, firmware, middleware, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.

“Solvent” when used with respect to any Person, means that, as of any date of determination: (i) the Fair Value and Present Fair Salable Value of the assets of such Person and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) such Person and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) such Person and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature. As used herein, “Fair Value”, “Present Fair Saleable Value”, “Stated Liabilities”, “Identified Contingent Liabilities”, “will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” and “Do not have Unreasonably Small Capital” each have the meanings specified in Annex I to Exhibit D to the Debt Commitment Letter.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means any bona fide Acquisition Proposal made by a third party (and not made as a result of a breach in any material respect of Section 6.2) after the date of this Agreement, which the board of directors of the Company (acting on the recommendation of the Transaction Committee) determines in good faith (after consultation with its outside legal counsel and financial advisors) to be (i) more favorable to the holders of Shares from a financial point of view than the Merger (taking into account all of the terms and conditions (including any financing condition or the reliability of any debt or equity funding commitments (including whether fully committed)) of, the identity of the third party making, and the likelihood of completion of, such Acquisition Proposal and this Agreement (including, if applicable at the time of such determination, any changes to the financial terms of this Agreement then proposed by Parent in response to such offer or otherwise)), and (ii) reasonably likely to be capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal; provided that, for purposes of this definition of “Superior Proposal” only, references to fifteen percent (15%) in the definition of Acquisition Proposal shall be deemed to be references to seventy-five percent (75%).

“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign taxes, profits, franchise, gross receipts, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, use, real and personal property, withholding, excise, value added, transfer, employee, estimated taxes or assessments in the nature of tax, in each case that is imposed by a Governmental Entity, including all interest and penalties, fines and additions to tax imposed in connection with any item described in this definition.

“Tax Return” means all returns and reports with respect to Taxes (including any information return, claim for refund, amended return, declaration of estimated Tax, election or disclosure) or any amendment to any of the foregoing required to be supplied to a Tax authority relating to Taxes.

“Trade Secrets” means all inventions, processes, designs, formulae, models, tools, algorithms, trade secrets, know-how, ideas, research and development, data and databases and confidential information.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Use” has the meaning set forth in Section 4.16(j).

“Willful Breach” means (i) a breach by a party of any of its obligations under this Agreement that is a consequence of an act or omission undertaken or omitted by the breaching party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such party’s action would, or would reasonably be expect to, result in or constitute a breach of this Agreement or (ii) subject to the satisfaction or waiver (by the party for whom such condition may be waived) of the conditions to Closing set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at Closing, provided that those conditions would have been satisfied if the Closing were to occur on such date), the willful or intentional failure of the breaching party to promptly consummate the Merger in accordance with Section 1.2 and the other transactions contemplated by this Agreement to be consummated at the Closing in accordance with the terms and conditions of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COVETRUS, INC.

By:	/s/ Benjamin Wolin
Name: Benjamin Wolin
Title: President and Chief Executive Officer

CORGI BIDCO, INC.

By:	/s/ Sarah Kim
Name: Sarah Kim
Title: President

CORGI MERGER SUB, INC.

By:	/s/ Sarah Kim
Name: Sarah Kim
Title: President

[Signature Page to Agreement and Plan of Merger]

Exhibit 10.1

Execution Version

SUPPORT AND ROLLOVER AGREEMENT

This Support and Rollover Agreement (this “Agreement”), dated as of May 24, 2022, is entered into by and between Covetrus, Inc., a Delaware corporation (the “Company”), CD&R VFC Holdings, L.P., a Cayman Islands exempted limited partnership (the “Stockholder”) and Corgi Bidco, Inc., a Delaware corporation (“Parent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Company, (ii) Parent and (iii) Corgi Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, the Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 33,670,541 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), being all of the shares of Common Stock owned of record or beneficially by the Stockholder as of the date hereof (the “Owned Shares”);

WHEREAS, it is anticipated that the Stockholder will transfer, directly or indirectly, the Owned Shares, which otherwise would be converted into the right to receive the Merger Consideration in cash (the aggregate amount of the Merger Consideration that would have been payable in respect of the Owned Shares but for their classification as Excluded Shares as a result of the transactions contemplated hereby, the “Rollover Amount”) to Parent on the Closing Date and immediately prior to the Effective Time (the “Exchange Time”), in exchange for a number of newly issued equity interests of Parent (of the same class and series as the equity interests to be issued by Parent (or its parent company) to CD&R Corgi Holdings, L.P., a Cayman Islands exempted limited partnership, TPG Partners VIII, L.P., a Delaware limited partnership and TPG Healthcare Partners, L.P., a Delaware limited partnership (collectively, the “Sponsors”) in connection with the Closing (the “Sponsor Shares”)) with an aggregate value (based on the same per unit price as the Sponsor Shares) equal to the Rollover Amount (the “Exchange Shares”); and

WHEREAS, as a condition to the willingness of the Company and Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company and Parent have required that the Stockholder agrees, and the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholder, the Company and Parent hereby agree as follows:

1. Agreement to Vote the Owned Shares.

From and after the date hereof until the Termination Date (as defined below), at any meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, in each case, upon which a vote, consent or other approval (including a written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, the Stockholder agrees to, and agrees to cause its applicable Affiliates to, affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of the Owned Shares as follows, unless the board of directors of the Company (acting upon the recommendation of the Transaction Committee) or the Transaction Committee has made a Change in Recommendation that amounts to a recommendation against item (i) below and that has not been rescinded or withdrawn (in which case the Stockholder will be permitted to vote the Owned Shares with respect to the following matters in any manner it chooses in its sole discretion): (a) in favor of (“for”) (i) the Merger and the adoption of the Merger Agreement and (ii) each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement (including, for the avoidance of doubt, any proposal to adjourn the applicable meeting that the board of directors of the Company supports as long as such adjournment is in compliance with the terms of the Merger Agreement) and (b) against any action or agreement that could reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled (clauses (a) and (b) collectively, the “Supported Matters”). The Stockholder shall cause all of the Owned Shares to be counted as present thereat (including by proxy) for purposes of establishing a quorum at each meeting of the Company’s stockholders at which the matters described in this Section 1 are to be considered (including every adjournment or postponement thereof). For the avoidance of doubt, other than with respect to the Supported Matters, the Stockholder does not have any obligation to vote the Owned Shares in any particular manner and, with respect to such other matters (other than the Supported Matters), the Stockholder shall be entitled to vote the Owned Shares in its sole discretion.

2. Rollover.

2.1 Contribution and Exchange. On the terms and conditions set forth herein and subject to Section 2.3:

(a) At the Exchange Time, the Stockholder shall contribute, assign, transfer, convey and deliver to Parent the Owned Shares, free and clear of any and all Liens (including any restriction on the right to vote, sell or otherwise dispose of the Owned Shares), except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, in exchange for the issuance by Parent to the Stockholder of, at the Exchange Time, the Exchange Shares (the “Exchange”);

(b) Parent agrees, upon receipt of the Owned Shares, to issue to the Stockholder the Exchange Shares, free and clear of any and all Liens, except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, in exchange for the contribution, assignment, transfer, conveyance and delivery by the Stockholder to Parent of the Owned Shares; and

(c) The Stockholder acknowledges and agrees that from and after the Exchange, the Stockholder shall have no right, title or interest in or to the Owned Shares.

2.2 Closing. The closing of the Exchange shall occur via electronic exchange of documents at the Exchange Time on the Closing Date, or at such other place or at such other time or on such other date, in each case prior to the Effective Time, as Parent, the Company and the Stockholder mutually may agree.

2.3 Failure to Consummate the Merger. In the event that after the Exchange the Merger fails to be consummated for any reason whatsoever and the Merger Agreement is terminated, the parties hereto agree that concurrently with the termination of the Merger Agreement, automatically and without any action of the parties hereto, Parent shall assign, transfer, convey and deliver to the Stockholder the Owned Shares and the Stockholder shall assign, transfer, convey and deliver to Parent the Exchange Shares issued to the Stockholder. In such event, each party hereto shall provide all such cooperation as the other parties hereto may reasonably request in order to ensure that the foregoing has occurred and been made effective.

2.4 Conditions to Closing. Unless waived by Parent and the Stockholder, the Exchange shall be subject to the condition that the conditions set forth in Article VII of the Merger Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), and none of the parties to the Merger Agreement shall have given notice to the other parties to the Merger Agreement that it does not intend to consummate the Merger.

2.5 U.S. Federal Income Tax Treatment. The parties hereto agree to treat the Exchange as a tax-free contribution under Section 721(a) of the Code and/or Section 351(a) of the Code, as appropriate, for United States federal income tax purposes.

2.6 Structure. References in the foregoing provisions of this Section 2 shall be deemed to refer to any direct or indirect parent company of Parent that receives the Owned Shares and in turn contributes them, directly or indirectly, to Parent, as the context requires based on the holding company structure of Parent and the Sponsors.

3. Termination. This Agreement shall terminate without further action upon the earliest to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms (such earliest date, the “Termination Date”); provided that the provisions set forth in Sections 12 through 24 shall survive the termination of this Agreement; and provided further that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s Willful Breach that may have occurred on or before such termination.

4. Certain Covenants of the Stockholder. The Stockholder hereby covenants and agrees that, except as contemplated hereby, the Stockholder shall not (i) tender any Owned Shares into any tender or exchange offer, (ii) directly or indirectly offer, sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Owned Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares that is inconsistent with this Agreement, (iv) commit or agree to take any of the foregoing actions or (v) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement in any material respect. Any transfer in violation of this Section 4 shall be void ab initio.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company and Parent as follows:

5.1 The Stockholder is a legal entity duly organized, validly existing and in good standing under the Laws of the Cayman Islands. The Stockholder has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of the Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by the Stockholder of this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.2 The execution and delivery of, compliance with and performance by the Stockholder of this Agreement do not and will not (i) conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement or similar organizational documents of the Stockholder, (ii) conflict with or result in a violation or breach of any applicable Law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Stockholder is entitled, under any Contract binding upon the Stockholder, or to which any of its properties, rights or other assets are subject or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Stockholder, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair the consummation of the Merger or the performance by the Stockholder of its obligations under this Agreement.

5.3 No consent, approval, order or authorization of, or registration, declaration or, (except as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws) filing with, any Governmental Entity or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair the consummation of the Merger or the performance by the Stockholder of its obligations under this Agreement.

5.4 The Stockholder is the record and beneficial owner of the Owned Shares. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares. The Stockholder has the sole right to dispose of the Owned Shares, and none of the Owned Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement and the Investment Agreement.

6. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder as follows:

6.1 The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the board of directors of the Company (acting on the recommendation of the Transaction Committee)) to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and no other corporate action by the Company or vote of holders of any class of the capital stock of the Company is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.2 The execution, delivery and performance by the Company of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Merger and the other transactions contemplated thereby, (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable Law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any Contract binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by the Company of its obligations under this Agreement.

6.3 No consent, approval, order or authorization of, or registration, declaration or, (except as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws) filing with, any Governmental Entity or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair the consummation of the Merger or the performance by the Company of its obligations under this Agreement.

7. Stockholder Capacity. This Agreement is being entered into by the Stockholder solely in its capacity as a record and/or beneficial owner of the Owned Shares, and nothing in this Agreement shall restrict or limit the ability of the Stockholder or any of its Affiliates who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders.

8. Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall not survive the Termination Date.

9. Waiver of Appraisal Rights. The Stockholder hereby irrevocably waives, to the fullest extent of the Law, and agrees not to assert any appraisal rights under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit A, with respect to all of the Owned Shares with respect to the Merger and the transactions contemplated by the Merger Agreement.

10. Other Agreements. Acting upon the unanimous recommendation of the Transaction Committee, the Company hereby (i) irrevocably waives, and shall not enforce, the obligations of the Stockholder and its Affiliates pursuant to Section 5.07 of the Investment Agreement (as defined below) with respect to any actions taken by the Stockholder and/or their Affiliates in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger (and all other transactions incidental and related thereto) and the exercise of any rights pursuant to the Merger Agreement and (ii) acknowledges and agrees that the Merger Agreement and the transactions contemplated thereby, including the Merger (and all other transactions incidental and related thereto) and the exercise of any rights pursuant to the Merger Agreement are (and shall be deemed to be) permitted under the Investment Agreement. For the avoidance of doubt, the preceding sentence, including the waiver referred to in clause (i), shall terminate and be of no force or effect upon the valid termination of the Merger Agreement (it being understood that no such termination shall retroactively invalidate any statement or action of the Stockholder and/or its Affiliates made or taken during the period during which such waiver was in effect so long as such statement or action was not, at the time made or taken, in breach of such waiver).

11. Further Assurances. The Stockholder, Parent and the Company shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Transaction Committee may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

12. Notices. Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered to the addresses of the parties hereto set forth in, and in the manner contemplated by, in the case of Company and Stockholder, that certain Investment Agreement, by and among the Company and the Stockholder, dated as of April 30, 2020 (the “Investment Agreement”) and, in the case of Parent, the Merger Agreement.

13. Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).

14. Entire Agreement. This Agreement, the Merger Agreement and the Investment Agreement (as modified by that certain Limited Waiver, dated as of May 19, 2022) collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

15. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OR CHOICE OF LAW PRINCIPLES THEREOF. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court located in the State of Delaware and any appellate court therefrom, in the event any dispute arises out of or is related to this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court located in the State of Delaware and any appellate court therefrom, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court located in the State of Delaware and any appellate court therefrom or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 12. Each of the Company, Parent and the Stockholder hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 12 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

17. Assignment; Successors. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

18. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not timely perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the Company, Parent or the Stockholder would have entered into this Agreement.

19. Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of any party under this Agreement or for any Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against the Stockholder, in no event shall the Company or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

20. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

21. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

22. Amendment. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

23. No Presumption Against Drafting Party. The Company, Parent and the Stockholder acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

24. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the Stockholder, and, except as otherwise provided herein, the Company shall have no authority to direct the Stockholder in the voting or disposition of any Owned Shares.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

CD&R VFC HOLDINGS, L.P.

By: CD&R Investment Associates IX, Ltd., its general partner

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

CORGI BIDCO, INC.

By:	/s/ Sarah Kim
Name: Sarah Kim
Title: President

COVETRUS, INC.

By:	/s/ Benjamin Wolin
Name: Benjamin Wolin
Title: President and Chief Executive Officer

[Signature Page to Support and Rollover Agreement]

EXHIBIT B

SECTION 262 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

§ 262. Appraisal rights For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. 256, § 24.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) Repealed.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The

Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15; 82 Del. Laws, c. 256, § 15;

Exhibit 99.1

News Release

Covetrus to Be Acquired by Clayton, Dubilier & Rice and TPG at an Enterprise Valuation of Approximately $4 Billion

Covetrus Shareholders to Receive $21.00 per Share in Cash

Represents a 39% premium to Covetrus’ unaffected 30-day VWAP as of May 13, 2022

Portland, ME (May 25, 2022) – Covetrus® (NASDAQ: CVET) (“Covetrus” or the “Company”), a global leader in animal-health technology and services, today announced that it has entered into a definitive agreement pursuant to which funds affiliated with Clayton, Dubilier & Rice (“CD&R”), a global private investment firm, and TPG Capital, the private equity platform of global alternative asset management firm TPG (“TPG”), will acquire all outstanding shares of Covetrus common stock not already owned by affiliates of CD&R for $21.00 per share in cash, representing an enterprise value of approximately $4 billion.

CD&R and its affiliates currently beneficially own approximately 24% of the Company’s outstanding shares of common stock. The transaction delivers significant value to Covetrus’ shareholders and represents a 39% premium to Covetrus’ 30-day volume weighted average price per share as of the unaffected stock price as of May 13, 2022.

The proposed transaction has been unanimously approved by a transaction committee of independent directors of the Board of Directors of Covetrus (the “Transaction Committee”). The Board of Directors of Covetrus has unanimously approved the proposed transaction on the recommendation of the Transaction Committee.

“This transaction is an important milestone for our company, shareholders, employees, customers and partners,” said Benjamin Wolin, Covetrus’ President and Chief Executive Officer and a member of its Board of Directors. “Not only does this deal provide compelling value for our existing shareholders, it allows Covetrus to continue its mission to drive positive outcomes – both business and healthcare – for veterinarians across the globe. We appreciate CD&R’s support and their continued commitment to our company and the global veterinary community.”

“Covetrus has undergone a true transformation since our initial 2015 investment in its predecessor Vets First Choice, growing from $55 million in revenue focused primarily on online pharmacy in the US to a leading global provider of animal health services with more than $4.6 billion in revenue,” said Sarah Kim, Partner at CD&R. “We are excited to have this opportunity to grow our investment in Covetrus and to do so in partnership with TPG and management,” added Ravi Sachdev, Partner at CD&R.

“Covetrus offers a dynamic portfolio of leading distribution and technology solutions to veterinarians across the globe,” said Jeff Rhodes, Co-Managing Partner at TPG Capital. “The company is at an important stage in its ongoing evolution, and we look forward to partnering with management and CD&R to further its leadership in the growing animal health space,” continued Kendall Garrison, Partner at TPG Capital.

The transaction is expected to close in the second half of 2022. Completion of the transaction is subject to certain regulatory approvals and the satisfaction of other customary closing conditions, including the approval of Covetrus’ shareholders. The transaction will be financed through a combination of cash funded by investment funds affiliated with CD&R and TPG Capital, as well as committed debt financing.

Upon completion of the transaction, Covetrus will become a private company and will no longer be publicly listed or traded on NASDAQ. Covetrus’ management team, including Benjamin Wolin, President and Chief Executive Officer, is expected to continue to lead the Company. Covetrus plans to maintain its headquarters in Portland, Maine, and will continue to operate under its current brands.

Advisors

Goldman Sachs & Co. LLC is serving as lead financial advisor to Covetrus. Lincoln International LLC is also serving as financial advisor to Covetrus. Weil, Gotshal & Manges LLP is serving as legal counsel.

Deutsche Bank Securities Inc., UBS Investment Bank, BMO Capital Markets and Mizuho

Securities USA LLC have provided committed debt financing for the transaction and are serving as financial advisors to CD&R and TPG Capital. Debevoise & Plimpton and Ropes & Gray are acting as legal counsel for CD&R and TPG Capital.

About Covetrus

Covetrus is a global animal-health technology and services company dedicated to empowering veterinary practice partners to drive improved health and financial outcomes. We are bringing together products, services, and technology into a single platform that connects our customers to the solutions and insights they need to work best. Our passion for the well-being of animals and those who care for them drives us to advance the world of veterinary medicine. Covetrus is headquartered in Portland, Maine with more than 5,700 employees serving over 100,000 customers around the globe. For more information about Covetrus, please visit https://covetrus.com/.

About Clayton, Dubilier & Rice

Clayton, Dubilier & Rice is a private investment firm with a strategy predicated on building stronger, more profitable businesses primarily in five industry sectors, including Industrials, Healthcare, Consumer, Technology and Financial Services. Since inception, CD&R has managed the investment of more than $40 billion in over 100 companies with an aggregate transaction value of more than $175 billion. For more information, please visit www.cdr-inc.com.

About TPG

TPG is a leading global alternative asset management firm founded in San Francisco in 1992 with $120 billion of assets under management and investment and operational teams in 12 offices globally. TPG invests across five multi-product platforms: Capital, Growth, Impact, Real Estate, and Market Solutions and our unique strategy is driven by collaboration, innovation, and inclusion. Our teams combine deep product and sector experience with broad capabilities and expertise to develop differentiated insights and add value for our fund investors, portfolio companies, management teams, and communities. For more information, visit www.tpg.com or @TPG on Twitter.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statement regarding the effects of the proposed acquisition of Covetrus by funds affiliated with CD&R and TPG Capital. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “likely,” “will,” “should,” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Such statements are based on a number of assumptions about future events and are subject to numerous risks and uncertainties, and actual results could differ materially from those anticipated due to a number of factors including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger; risks related to disruption of management’s attention from our ongoing business operations due to the proposed merger; the effect of the announcement of the proposed merger on our relationships with our customers, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; the potential for political, social, or economic unrest, terrorism, hostilities or war, including war between Russia and Ukraine and the potential impact of financial and economic sanctions on the regional and global economy; the impact of inflationary effects on the company, the effect of health epidemics, including the COVID-19 pandemic, on our business and the success of any measures we have taken or may take in the future in response thereto, including compliance with prolonged measures to contain the spread of COVID-19 which may impact our ability to continue operations at our distribution centers and pharmacies; the ability to achieve performance targets, including managing our growth effectively; the ability to launch new products; the ability to successfully integrate acquisitions, operations and employees; the ability to continue to execute on our strategic plan; the ability to attract and retain key personnel; the ability to manage relationships with our supplier and distributor network, including negotiating acceptable pricing and other terms with these partners; the ability to attract and retain customers in a price sensitive environment; the ability to maintain quality standards in our technology product offerings as well as associated customer service interactions to minimize loss of existing customers and attract new customers; access to financial markets along with changes in interest rates and foreign currency exchange rates; changes in the legislative landscape in which we operate, including potential corporate tax reform, and our ability to adapt to those changes as well as adaptation by the third-parties we are dependent upon for supply and distribution; the impact of litigation; the impact of accounting pronouncements, seasonality of our business, leases, expenses, interest expense, and debt; sufficiency of cash and access to liquidity; cybersecurity risks, including risk associated with our dependence on third party service providers as a large portion of our workforce is working from home; and those additional risks discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 28, 2022. Our forward-looking statements are based on current beliefs and expectations of our management team and, except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise. Investors are cautioned not to place undue reliance on these forward-looking statements.

Additional Information and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed merger, the Company intends to file relevant materials with the Securities and Exchange Commission (the

“SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”), and the Company and affiliates of CD&R intend to jointly file a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its shareholders in connection with the proposed merger. SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING. All such documents, when filed, may be obtained free of charge at the SEC’s website (http://www.sec.gov). These documents, once available, and the Company’s other filings with the SEC also will be available free of charge on the Company’s website at https://ir.covetrus.com/investors/sec-filings.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on April 1, 2022 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 28, 2022. To the extent that such individual’s holdings of the Company’s common stock have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the identity of the potential participants, and their direct or indirect interests in the proposed merger, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with SEC in connection with the proposed merger. Free copies of these materials may be obtained as described in the preceding paragraph.

Contacts

Covetrus

Investor Contact

Nicholas Jansen

nicholas.jansen@covetrus.com

(207) 550-8106

Media Contact

Mona Downey

mona.downey@covetrus.com

Clayton, Dubilier & Rice

Lisa Pham and Deirdre Walsh

Abernathy MacGregor

ltp@abmac.com / dlw@abmac.com

713.816.1186 / 646.965.3079

TPG

Leslie Shribman and Courtney Power

media@tpg.com

415-743-1550